Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ELME COMMUNITIES,

WASHREIT OP LLC,

ECHO SUB LLC,

CEVF VI CAPITOL HOLDINGS, LLC,

AND

CEVF VI CO-INVEST I VENTURE, LLC

DATED AS OF AUGUST 1, 2025

i

EXHIBITS

Exhibit A – Excluded Properties

Exhibit B – Form of Assignment and Assumption of Company Interests

Exhibit C-1 – Form of Title Affidavit

Exhibit C-2 – Form of Non-Imputation Affidavit

Exhibit C-3 – Form of TOPA Affidavit

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of August 1, 2025 (this “Agreement”), is by and among WASHREIT OP LLC, a Delaware limited liability company (“Seller”), ELME COMMUNITIES, a Maryland real estate investment trust (“Seller Parent” and together with Seller, the “Seller Parties”), ECHO SUB LLC, a Delaware limited liability company and a wholly owned, direct subsidiary of Seller (the “Company”), CEVF VI CAPITOL HOLDINGS, LLC, a Delaware limited liability company (“Buyer”), and CEVF VI CO-INVEST I VENTURE, LLC, a Delaware limited liability company (“Buyer Parent” and together with Buyer, the “Buyer Parties”). Each of Seller, Seller Parent, the Company, Buyer Parent and Buyer is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, prior to the Closing, Seller Parent shall cause, directly or indirectly, the steps set forth on Schedule A to the Company Disclosure Letter to occur, pursuant to which all of the equity interests of each Company Subsidiary that immediately prior to the Closing holds an interest in one or more Company Properties shall be contributed or distributed, as applicable, to the Company (the “Pre-Closing Reorganization”);

WHEREAS, the Board of Trustees of Seller Parent (the “Seller Parent Board”) has (a) declared that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Seller Parent and its shareholders, (b) approved and adopted this Agreement, (c) authorized the execution, delivery and performance of this Agreement, (d) directed that the transactions contemplated by this Agreement be submitted for consideration at a meeting of the holders of the outstanding common shares of beneficial interests, $0.01 par value per share, of Seller Parent (the “Seller Parent Common Shares”) and (e) resolved to recommend that the holders of the Seller Parent Common Shares vote in favor of approval of the transactions contemplated by this Agreement;

WHEREAS, Seller Parent, in its capacity as the sole member of Seller, and Buyer Parent, in its capacity as the sole member of Buyer, have each taken, or caused to be taken, all actions required for the execution of this Agreement by Seller and Buyer, respectively, and, on behalf of Seller and Buyer, respectively, to adopt and approve this Agreement and to approve the consummation by each of such Parties of the transactions contemplated by this Agreement;

WHEREAS, Seller desires to convey to Buyer, and Buyer desires to acquire from Seller, all of the equity interests in the Company (the “Acquired Interests”); and

WHEREAS, concurrently with the execution hereof, as a condition of and inducement for the Seller Parties to enter into this Agreement, Cortland Enhanced Value Fund VI, L.P. (the “Guarantor”) has executed and delivered to Seller Parent a guarantee (the “Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of the Buyer Parties under this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, inquiry, investigation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York or Washington, D.C. are authorized or required to be closed.

“Buyer Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to (i) prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement or (ii) prevent or materially impair or delay the ability of Buyer to perform its obligations hereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Certificate of Formation” means that certain certificate of formation of the Company filed with the Secretary of State of the State of Delaware on July 24, 2025, as amended and in effect from time to time.

“Company Leases” means each lease or sublease that was in effect as of the date of this Agreement and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Limited Liability Company Agreement” means that certain limited liability agreement of the Company, dated as of July 24, 2025, as amended and in effect from time to time.

“Company Material Adverse Effect” means any event, circumstance, change or effect that (i) individually, or in the aggregate with all other events, circumstances, changes or effects, is material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) will prevent or materially impair the ability of the Seller Parties to consummate the transactions contemplated by this Agreement before the Outside Date, or otherwise perform its obligations hereunder; provided that, for purposes of clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (A) any decline in the market price, or change in trading volume, of the capital stock of Seller Parent or any failure of Seller Parent to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period

(provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition), (B) any events, circumstances, changes or effects that affect the real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war (whether or not declared), civil disobedience, sabotage, military or para-military actions or armed hostilities or the occurrence of acts of terrorism or sabotage (including cyberattacks), (F) the negotiation, execution, delivery, performance or consummation of this Agreement, or the public announcement or anticipation of the transactions contemplated hereby, including any Action related thereto and the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors (including shareholders and unitholders), venture partners or employees (provided, however, that this clause (F) shall not apply to any inaccuracy in the representations and warranties set forth in Section 4.5(a) (or Section 8.2(a) as it relates to Section 4.5(a))), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of Buyer or the failure to take any action at the request of Buyer or expressly prohibited by this Agreement, (H) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any national, international or regional calamity or any outbreak of illness, epidemic, pandemic, disease or other public health event (including COVID-19) or any restrictions to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any material worsening of any of the foregoing, (I) changes in Law or GAAP (or the interpretation or enforcement thereof), or (J) any (x) Action including any derivative claims or (y) any public action, campaign or announcement seeking representation on the Seller Parent Board or to control or influence the Seller Parent Board, Seller Parent’s management, governance or policies, in each case of (x) and (y) arising out of or relating to this Agreement or the transactions contemplated by this Agreement and made or initiated by any holder of Seller Parent Common Shares or any holder of shares, capital stock, units or other equity interest in any Company Subsidiary, which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other Persons in the multifamily real estate industry in the United States, and in the case of clause (H), do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other Persons in the multifamily real estate industry in the geographic regions in which the Company and the Company Subsidiaries operate, own or lease properties.

“Company Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (ii) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s, cashier’s, landlord’s, worker’s, materialmen’s, repairmen’s or other like Liens (a) arising in the ordinary course for amounts not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the consolidated financial statements of Seller Parent in accordance with GAAP (to the extent required by GAAP) or with respect to which the Company shall have bonded over or otherwise provided security reasonably acceptable to Buyer Parent or (b) arising in connection with construction in progress for amounts not yet due and payable; (iii) Liens securing Indebtedness for borrowed money existing as of the date of this Agreement that will be discharged at the Closing or that the Company or a

Company Subsidiary is permitted to enter into pursuant to the terms of Section 6.1; (iv) (a) rights of tenants under Company Leases, as tenants only, and (b) rights of other parties in possession, without any right of first refusal, right of first offer or other option to purchase any Company Properties (or any portion thereof); (v) Liens, rights or obligations created by or resulting from the acts or omission of any of the Buyer Parties or any of their respective Affiliates and their respective investors, lenders, employees, officers, directors, members, shareholders, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing; (vi) Lien that is a zoning regulation, survey exception, utility easement, right of way, right of use, building code, entitlement or other land use or environmental regulation by any Governmental Authority; (vii) Lien that is disclosed on Section 4.15(k) of the Company Disclosure Letter; (viii) Lien that is disclosed on the most recent consolidated balance sheet of Seller Parent or notes thereto (or securing liabilities reflected on such balance sheet); (ix) Liens arising under any Company Material Contracts or leases to third parties for the occupation of portions of the Company Properties as tenants only by such third parties in the ordinary course of the business of the Company or any Company Subsidiary; (x) Liens that are recorded in a public record or disclosed on existing title policies, title commitments, title reports, or surveys made available to Buyer prior to the date of this Agreement; (xi) restrictions on sales or transfer of interests in the Company, any Company Subsidiary or the Company Properties under applicable law; (xii) Lien that is a limitation, title defect, covenant, restriction or reservation of interests in title that does not interfere materially with the current use of the property affected thereby (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; and (xiii) Liens arising under any leases for office space between a third party and the Company or a Company Subsidiary.

“Company Properties” means each real property owned by the Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property), as set forth on Section 4.15(a) of the Company Disclosure Letter.

“Company Subsidiary” means (i) prior to giving effect to the Pre-Closing Reorganization, any direct or indirect subsidiary of Seller Parent that holds one or more Company Properties and (ii) after giving effect to the Pre-Closing Reorganization, each of the subsidiaries of the Company.

“Comparable Offer of Employment” means an offer of employment (i) with terms and conditions necessary for Buyer and its Affiliates to satisfy their respective obligations under Section 7.13 and (ii) for a comparable position with substantially similar duties and work schedule, and at a work location (including, for the avoidance of doubt, any remote work location arrangement) that is within fifty (50) miles of, in each case, those in effect for such individual immediately prior to the Closing Date.

“Data Protection Laws” means all applicable Laws (including any applicable Laws of jurisdictions where personal information is collected) governing the privacy or security of Personal Data, and any other Laws applicable to the collection, storage or processing of Personal Data, including state data protection Laws, state and Federal consumer protection Laws, state data breach notification Laws, and applicable Laws governing telephonic and electronic marketing.

“DC Owner” means ELME Yale West LLC, a Delaware limited liability company and a Company Subsidiary.

“DC Owner Interests” means all of the equity interests in DC Owner.

“DC Property” means the Company Property owned by DC Owner.

“DC Property Allocated Purchase Price” means the portion of the Purchase Price allocated to the DC Property set forth on Section 2.4(d) of the Company Disclosure Letter.

“Debt Financing Sources” means, collectively, the financial institutions and other entities party to the Debt Commitment Letter and any other financial institutions, lenders or investors with respect to the Debt Financing, together with any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives and their respective successors or assignees; provided that neither Buyer Parent nor any Affiliate of Buyer Parent shall be a Debt Financing Source.

“Environmental Law” means any Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters relate to exposure to Hazardous Substances), including Laws relating to the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, registration or other authorization required under any applicable Environmental Law.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Properties” means each real property owned by Seller Parent or any of its subsidiaries (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property), other than the Company Properties, which Excluded Properties include the properties listed on Exhibit A hereto.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means any “hazardous substance” as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act, any “hazardous waste” as that term is defined under the Resource Conservation and Recovery Act, petroleum and petroleum products, including crude oil and any fractions thereof, polychlorinated biphenyls, asbestos and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the unpaid principal of and premium (if any) of all indebtedness, bonds, debentures, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) all outstanding prepayment premium obligations of such Person and its subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (vi), (viii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (ix) any agreement to provide any of the foregoing; provided, that for purposes of clarity, “Indebtedness” shall not include (I) trade payables, (II) any liability for Taxes and (III) any Indebtedness from the Company to a wholly owned Company Subsidiary (or vice versa) or between wholly owned Company Subsidiaries. For purposes of clauses (i) and (vi) of this definition of “Indebtedness”, such obligations shall be valued at the termination value thereof.

“Intervening Event” means an event, circumstance, change, development or effect that (a) was not known or reasonably foreseeable (or, if known, the material consequences of which were not known or reasonably foreseeable) to the Seller Parent Board on the date of this Agreement (and which does not relate to a Competing Acquisition Proposal) and (b) becomes known to the Seller Parent Board before the Seller Parent Shareholder Approval is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Competing Acquisition Proposal or any matter relating thereto and; (ii) changes in the market price or trading volume of the Seller Parent Common Shares or the fact that Seller Parent meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii) in determining whether an “Intervening Event” has occurred if not otherwise falling into the foregoing clauses (i) and (ii) of this definition).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means, with respect to Seller Parent, the actual knowledge of the Persons set forth on Section 1.1 of the Company Disclosure Letter, and with respect to Buyer Parent, [***] and [***].

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, license, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Marks” means all trademarks, service marks, logos, trade dress, trade names, corporate names, domain names and other source or business identifiers (in each case whether or not registered), and any registration, application, renewal and extensions of, any common law rights in, and all goodwill associated with, each of the foregoing.

“Maryland SDAT” means the State Department of Assessments and Taxation of the State of Maryland.

“Nondisclosure Agreement” means the Nondisclosure Agreement, dated as of March 12, 2025, between Seller Parent and Cortland Partners, LLC.

“Order” means a judgment, writ, order, injunction, award, stipulation or decree of any Governmental Authority.

“Organizational Documents” means, (i) with respect to Seller Parent, the Seller Parent Declaration and the Seller Parent Bylaws, (ii) with respect to Seller, the certificate of formation and the limited liability company agreement, each as amended from time to time, of Seller, (iii) with respect to the Company, the Company Certificate of Formation and the Company Limited Liability Company Agreement, each as amended from time to time, and (iv) with respect to any other entity, any similar organizational documents or agreements.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, real estate investment trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Personal Data” means information regarding an individual or household that is defined as “personal information,” “sensitive personal information,” “personally identifiable information,” “personal data” or any similar terms under Data Protection Laws.

“Property Permit” means any certificate, variance, permit, approval, license or other authorization required from any Governmental Authority having jurisdiction over the applicable Company Property.

“Proxy Statement” means a proxy statement in preliminary and definitive form relating to the Seller Parent Shareholder Meeting, together with any amendments or supplements thereto.

“Proxy Statement Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and other advisors to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred connection with the Proxy Statement.

“Representative” means, with respect to any Person, one or more of such Person’s directors, trustees, members, managers, partners, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parent Bylaws” means the Amended and Restated Bylaws of Seller Parent, as amended and in effect from time to time.

“Seller Parent Declaration” means the Articles of Amendment and Restatement of Seller Parent filed with the Maryland SDAT on May 17, 2011, as amended, supplemented and in effect from time to time.

“Seller Parent Marks” means the Marks set forth on Section 7.12(a)(i) of the Company Disclosure Letter.

“Seller Parent Names” means the names set forth on Section 7.12(a)(ii) of the Company Disclosure Letter.

“Seller Parent Shareholder Meeting” means the meeting of the holders of shares of Seller Parent Common Shares for the purpose of seeking the Seller Parent Shareholder Approval, including any postponement or adjournment thereof.

“Seller Severance Pay Plan” means the Elme Communities General Severance Pay Plan, as amended effective as of February 12, 2025.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, value-added, franchise, employment, payroll, excise, environmental, alternative or add-on minimum, and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts, in each case, imposed by and payable to, any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Improvement(s)” means the construction, improvement or alteration of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the Company Properties.

“Title Company” means Chicago Title Insurance Company.

“TOPA” means the Tenant Opportunity to Purchase Act (Chapter 34 of Title 42 of the District of Columbia Code, Section 42-3404.02, et seq).

“TOPA Claim” means the occurrence of any of the following prior to the Closing on the DC Property: (i) any objection by any organization of tenants of the DC Property (or any assignee of their rights), or by the Mayor of the District of Columbia or the District of Columbia (or any agency or instrumentality thereof), to the assignment of the Acquired Interests contemplated under this Agreement as it relates to the DC Property as being in violation of TOPA, (ii) the delivery to DC Owner, Buyer or the Mayor of the District of Columbia of any notice of intent to file a petition for relief, pursuant to TOPA, by any organization of tenants of the DC Property, or by the Mayor of the District of Columbia or the District of Columbia (or any agency or instrumentality thereof), (iii) the filing of any petition for relief pursuant to the District of Columbia Code by any organization of tenants of the DC Property (or any assignee of their rights), or by the Mayor of the District of Columbia or the District of Columbia (or any agency or instrumentality thereof) or (iv) any other claim by any organization of tenants of the DC Property (or any assignee of their rights), or by the Mayor of the District of Columbia or the District of Columbia (or any agency or instrumentality thereof), in each instance relating to the assignment of the Acquired Interests contemplated under this Agreement as it relates to the DC Property as being in violation of TOPA.

“TOPA Claim Resolution” means, with respect to a TOPA Claim, that the following have occurred: (x) the withdrawal, settlement or expiration of such TOPA Claim or the dismissal with prejudice of the TOPA Claim by a court of competent jurisdiction and (y) the Title Company or any other national title company reasonably acceptable to Buyer is prepared to issue a title insurance policy insuring DC Owner’s fee simple interest in the DC Property without exception for the rights of the residential tenants of the DC Property to purchase the DC Property pursuant to TOPA and an affirmative endorsement over TOPA.

“TOPA Successful Claim” means a final determination by a court of competent jurisdiction, or a settlement on behalf of DC Owner acknowledging, that tenants of the DC Property have the right under TOPA to receive an offer of sale to purchase the DC Property or the DC Owner Interests.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local statute or law.

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Acceptable Confidentiality Agreement	Section 7.3(b)
Acquired Interests	Recitals
Agreement	Preamble
Allocation	Section 2.4(d)
Alternate Financing	Section 7.11(d)
Alternative Acquisition Agreement	Section 7.3(a)
Arlington COs	Section 7.5(d)
Assignment and Assumption of Company Interests	Section 2.4(a)(i)
Buyer	Preamble
Buyer Expenses	Section 9.3(c)
Buyer Parent	Preamble
Buyer Parties	Preamble
Buyer Terminating Breach	Section 9.1(d)(i)
Buyer Termination Fee	Section 9.3(d)
Chosen Courts	Section 10.10
Closing	Section 2.3
Closing Date	Section 2.3
Closing Statement	Section 2.4(a)(iii)
Company	Preamble
Company Disclosure Letter	Article 4
Company Insurance Policies	Section 4.18

Defined Terms	Location of Definition
Company Material Contract	Section 4.16(b)
Company Permits	Section 4.6(a)
Company Third Party	Section 4.15(g)
Company Title Insurance Policy(ies)	Section 4.15(h)
Competing Acquisition Proposal	Section 7.3(h)(i)
Condominium Estoppel	Section 7.15
Debt Commitment Letter	Section 5.7(b)
Debt Financing	Section 5.7(b)
Employee	Section 4.24(a)
Employee List	Section 7.13(a)
Employee List Criteria	Section 4.24(a)
Equity Funding	Section 5.7(b)
Equity Funding Letter	Section 5.7(b)
Equity Funding Source	Section 5.7(b)
Escrow Agent	Section 2.3
Existing Loan	Section 4.10
Financing Agreements	Section 7.11(a)
Financing Commitments	Section 5.7(b)
Financing Lenders	Section 5.7(b)
Financing Notice Event	Section 7.11(d)
Financing Sources	Section 5.7(b)
Financings	Section 5.7(b)
Guarantee	Recitals
Guarantor	Recitals
Hired Employee	Section 7.13(a)
Initial Termination Period	Section 9.3(b)
Inquiry	Section 7.3(a)
Interim Period	Section 6.1(a)
Labor Agreement	Section 4.24(b)
Leave of Absence Employees	Section 7.13(a)
Material Company Leases	Section 4.15(f)
MGCL	Section 4.23
New Commitment Letter	Section 7.11(d)
Notice of Change Period	Section 7.3(e)
Notice of Change of Recommendation	Section 7.3(e)
NYSE	Section 4.5(b)
Outside Date	Section 9.1(b)(i)
Party(ies)	Preamble
Payoff Indebtedness	Section 7.17
Payoff Letters	Section 7.17
Permitted DC Property Lien	Section 7.5(c)(iii)
Pre-Closing Reorganization	Recitals
Purchase Price	Section 2.2
Qualifying Income	Section 9.4(a)
Reorganization Expenses	Section 7.14

Defined Terms	Location of Definition
Replacement Employees	Section 6.1(b)(xii)
Scheduled Employee	Section 7.13(a)
Scheduled Employee Severance	Section 7.13(b)
Section 9.3 Amount	Section 9.4(a)
Seller	Preamble
Seller Affiliate Parties	Section 9.3(b)
Seller Parent	Preamble
Seller Parent Adverse Recommendation Change	Section 7.3(d)
Seller Parent Board	Recitals
Seller Parent Board Recommendation	Section 4.4(b)
Seller Parent Common Shares	Recitals
Seller Parent SEC Documents	Section 4.7(a)
Seller Parent Shareholder Approval	Section 4.20
Seller Parties	Preamble
Seller Terminating Breach	Section 9.1(c)(i)
Seller Termination Fee	Section 9.3(b)
Specified Capital Expenditures	Section 6.1(c)
Subsequent Closing	Section 7.5(c)(ii)(B)
Subsequent Outside Date	Section 7.5(c)(ii)(B)
Superior Acquisition Proposal	Section 7.3(h)(ii)
Takeover Statutes	Section 4.23
TOPA Notice	Section 7.5(c)
Transfer Taxes	Section 7.10
willful and material breach	Section 9.2

Section 1.2 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) the phrases “transactions contemplated by this Agreement,” “transactions contemplated hereby” and words or phrases of similar import, when used in this Agreement, refer to the transactions contemplated by this Agreement;

(f) when a reference is made in this Agreement or the Company Disclosure Letter to information or documents being “provided,” “made available” or “disclosed” by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (i) posted by the Seller Parties or any of their Representatives in the Company’s electronic data room, (ii) filed or furnished by Seller Parent with, and available through the SEC’s Electronic Data Gathering and Retrieval System or (iii) otherwise made reasonably available by the Seller Parties or their Representatives to Buyer, or by Buyer or its Representatives to the Seller Parties, in each case prior to the execution and delivery of this Agreement;

(g) the word “extent” in the phrase, “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws;

(i) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein;

(j) except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;

(k) any period of time hereunder ending on a day that is not a Business Day shall be extended to the next succeeding Business Day;

(l) where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is legally obligated to do so under this Agreement;

(m) all terms defined in this Agreement have the defined meanings when used in any certificate, instrument or other document made or delivered pursuant hereto, unless otherwise defined therein;

(n) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term;

(o) references to a Person are also to its successors and permitted assigns;

(p) all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars, unless otherwise indicated; and

(q) the phrase “ordinary course of business” as used in this Agreement, whether or not followed by the words “consistent with past practice”, shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the applicable Person in the course of normal day-to-day operations of such person’s business, subject to any commercially reasonable modifications to past practice made in good faith to respond to any of the events, circumstances, changes, effects, conditions or occurrences specified in clauses (C), (D), (E) or (H) of the definition of Company Material Adverse Effect.

ARTICLE 2

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions herein contained, Seller agrees to convey, sell, transfer and assign to Buyer, and Buyer shall purchase, accept and assume from Seller, all of the Acquired Interests, in each case free and clear of all Liens other than Company Permitted Liens. It is expressly understood that this Agreement is intended to be a single unitary agreement and, except as otherwise provided in this Agreement, the Acquired Interests are all being sold together in a single transaction and Buyer shall have no right to purchase and Seller shall have no obligation to sell, fewer than all of the Acquired Interests hereunder.

Section 2.2 Purchase Price. The total purchase price (the “Purchase Price”) payable by Buyer at the Closing in exchange for the Acquired Interests shall be $1,605,560,100.00 in the aggregate. At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available U.S. funds to an account designated by Seller, an amount equal to the Purchase Price, as adjusted by the adjustments and prorations set forth in this Agreement as reflected in the Closing Statements.

Section 2.3 Closing Date. Unless this Agreement shall have been terminated in accordance with Article 9 hereof, the closing (“Closing”) of the transactions contemplated by this Agreement shall take place remotely by exchange of documents and signatures through escrow with Fidelity National Title Group (“Escrow Agent”), on a date and at a time to be mutually agreed upon by the Parties, but in no event later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless such date is extended by mutual agreement of the Parties (the actual date of Closing being referred to herein, the “Closing Date”). The Closing shall occur with all Closing deliveries required hereunder being made to Escrow Agent in accordance with escrow instructions consistent with the terms and conditions of this Agreement given by or on behalf of Seller and Buyer, respectively; whereby escrow arrangements mutually acceptable to Seller and Buyer shall allow Seller, Buyer and their respective attorneys to consummate the Closing without being physically present and to exchange closing documents through such escrow.

Section 2.4 Documents to be Delivered at Closing.

(a) At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer, through customary escrow arrangements or otherwise, the following, in form and substance as set forth below:

(i) Assignment and Assumption of Company Interests. An assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption of Company Interests”), duly executed by Seller, pursuant to which Seller assigns all of its right, title and interest in the Acquired Interests to Buyer;

(ii) Title Affidavit. One or more title affidavits, (A) in the form attached hereto as Exhibit C-1, and specifically including a gap indemnity covering the period from the date of the most recent title commitment to the Closing Date, provided that Buyer obtains a title commitment dated no earlier than five (5) Business Days prior to Closing, (B) a non-imputation affidavit with respect to each of the Company Properties in the form attached hereto as Exhibit C-2, but only if the Title Company will accept such non-imputation affidavit from Seller Parent, and (C) subject to Section 7.5(c), a TOPA affidavit in the form attached hereto as Exhibit C-3 with respect to the DC Property; provided that, notwithstanding Seller’s obligations pursuant to this Section 2.4(a)(ii) or elsewhere in this Agreement, except to the extent expressly set forth in Section 7.5(c) in no event shall Buyer’s receipt of, or ability to obtain, title insurance or any specific endorsement for any Company Property be a condition to Buyer’s obligation to consummate the Closing;

(iii) Closing Statement. A closing statement in customary form, reflecting the calculation of all adjustment and prorations set forth in this Agreement with respect to each Company Property (each, a “Closing Statement”), executed and acknowledged by Seller;

(iv) Non-Foreign Seller Affidavit. IRS Form W-9 from Seller Parent;

(v) Economic Interest Deed. With regard to each Company Property located in the District of Columbia, an Economic Interest Deed executed by Seller in the form required by the District of Columbia, together with a District of Columbia recordation tax return with respect to such Economic Interest Deed;

(vi) Condominium Deliveries. With respect to each Company Property that is a condominium unit (A) a resignation from the board of directors (or similar governing body) of the condominium association governing such condominium from the members appointed by the applicable Company Subsidiary to such board of directors (or similar governing body), if any, and (B) to the extent received by Seller, an executed Condominium Estoppel;

(vii) Officer and Director Resignations. A resignation from each officer and director of the Company and each Company Subsidiary; and

(viii) County Board Notices. With respect to each of the Company Properties commonly known as “The Wellington” and “Trove”, a copy of the notice delivered prior to Closing by Seller Parent or the applicable Company Subsidiary to the County Board of Arlington County notifying such board of the transfer of ownership interests in the Company Subsidiary that owns such Company Properties.

(b) At the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to Seller, through customary escrow arrangements or otherwise, the following, in form and substance as set forth below:

(i) Assignment and Assumption of Company Interests. The Assignment and Assumption of Company Interests, duly executed by Buyer;

(ii) Closing Statement. A Closing Statement with respect to each Company Property, executed and acknowledged by Buyer; and

(iii) Economic Interest Deed. With regard to each Company Property located in the District of Columbia, an Economic Interest Deed executed by Buyer in the form required by the District of Columbia, together with a District of Columbia recordation tax return with respect to such Economic Interest Deed.

(c) Other. At the Closing, the Parties agree to use reasonable efforts to deliver or cause to be delivered such other documents, instruments, disclosures, consents, authorizations or approvals as may be reasonably necessary or desirable to consummate the transactions that are the subject of this Agreement and to otherwise effect the agreements of the Parties.

(d) Purchase Price Allocation. Seller and Buyer agree to allocate the Purchase Price to each Company Property (the “Allocation”), within thirty (30) days following the date of this Agreement and in no event later than Closing, and upon such agreement this Agreement shall be amended to set forth such agreed to allocations; provided that in the event either Party shall have a good faith business reason for modifying the Allocation following the date of such amendment (including, without limitation, to the extent advisable in connection with any third-party financing to be obtained by Buyer), such Party shall notify the other party in writing that such party wishes to modify the Allocation, and the Parties shall cooperate with each other in good faith to endeavor to so modify such Allocation. No portion of the Purchase Price shall be deemed payable with respect to any personal property owned by the Company or any Company Subsidiary. Notwithstanding the foregoing, any party hereto may take any position (whether in audits, tax returns or otherwise) it may elect with respect to such allocations to the extent not prohibited by applicable law or in contravention of previously filed transfer tax or other governmental filings. The provisions of this Section 2.4(d) shall survive the Closing.

ARTICLE 3

CLOSING ADJUSTMENTS

Section 3.1 Prorations Generally. Seller shall be entitled to all income produced from the operation of each Company Property that is allocable to the period prior to the Closing Date and shall be responsible for all expenses allocable to that period, and Buyer shall be entitled to all such income and responsible for all such expenses allocable to the period beginning at 12:01 a.m. Eastern Time on the Closing Date. At the Closing, all items of income and expense with respect to each Company Property shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereinafter and the cash portion of the consideration to be received by Seller shall be adjusted up or down at Closing by the net amount of all such prorations and adjustments in respect of such Company Property under this Article 3.

Section 3.2 Real Estate Taxes and Assessments. Real estate taxes and assessments for each

Company Property shall be adjusted and prorated at the Closing on an accrual basis based on the real estate taxes and assessments payable or accrued as to each Company Property in the year in which the Closing occurs and shall be adjusted and prorated based on (a) the periods of ownership of the Acquired Interests by Seller and Buyer during such year and (b) the most current official ad valorem tax information available from the assessor’s office where the Company Property is located or other assessing authorities. If ad valorem tax and assessment figures for the taxes or assessments payable in the year in which the Closing occurs are not available for any Company Property, such ad valorem taxes shall be prorated based on the most recent assessment. To the extent that the actual taxes and assessments for a Company Property for the year in which the Closing occurs differ from the amount apportioned at Closing, the parties shall reprorate such ad valorem taxes (and make the appropriate reconciling payment) within thirty (30) days after Buyer’s receipt and delivery to Seller, or Seller’s delivery to Buyer, of the actual bill for ad valorem taxes for the year in which the Closing occurs. Nothing shall limit the right of Seller, at its expense, to appeal real estate tax assessments for any year prior to the year in which the Closing occurs (or in the event of any appeals for any year prior to the year in which the Closing occurs that have been commenced prior to the date hereof, each of which are set forth on Section 3.2 of the Company Disclosure Letter, to continue to prosecute such appeals), all of which may be brought, continued or terminated in the sole discretion of Seller and Seller shall be entitled to retain any tax refunds resulting therefrom and, upon request of Seller following the Closing, Buyer agrees to cause the Company or applicable Company Subsidiary to assign its right to any such refunds to Seller. Buyer shall have the right to initiate or assume control of any appeal of real estate tax assessments for the year in which the Closing occurs, provided that (i) Buyer shall not withdraw or settle any such tax appeal for the year in which Closing occurs without Seller’s consent, which consent shall not be unreasonably withheld, and (ii) any net refund of taxes for the year in which the Closing occurs shall be divided between Seller and Buyer in accordance with the apportionment of taxes pursuant to this Section 3.2, after deducting therefrom all reasonable expenses, including reasonable attorney’s fees incurred in obtaining such refund.

Section 3.3 Utilities. Gas, water, electricity, heat, fuel, sewer and other utilities charges, and the governmental licenses, permits and inspection fees relating to each Company Property shall be prorated as of the Closing Date on a per diem basis based on actual reading and invoices if available and if not available based on the prior period invoice. Seller shall receive a credit at the Closing for any security deposits held by any utility companies and so transferred to Buyer. Buyer shall be responsible for all utility charges incurred as of the Closing Date forward.

Section 3.4 Rents.

(a) Rents (including percentage rents and expense reimbursements) under Company Leases shall be prorated as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by tenants under the Company Leases). Seller and Buyer agree that all rent received after the date of Closing (other than percentage rents, which shall be governed by Section 3.6(c)) shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Buyer shall cause each Company Subsidiary to make a good faith effort after Closing to collect all rents in the usual course of such Company Subsidiary’s operation of its respective Company Property, but there shall not be any obligation to institute any lawsuit or other collection procedures to collect delinquent rents. Unapplied refundable security deposits paid by tenants under Company Leases and all prepaid rent which is unapplied as of the Closing shall not be transferred at Closing; provided that Buyer shall receive a credit in the aggregate amount of all such unapplied refundable security deposits paid by tenants under Company

Leases and all such prepaid rent which is unapplied as of the Closing. With respect to any delinquent rents existing as of Closing, Buyer shall timely prepare and file with any surety or similar company providing security for the payment of same such documents as may be required to make a claim and obtain payment of such security, and to the extent Buyer, the Company, or a Company Subsidiary receives such payment with respect to delinquent rents applicable to the period prior to the Closing, same shall be promptly delivered to Seller.

(b) For each Hired Employee party to an existing lease agreement with an Excluded Property as of the Closing Date, Seller shall receive a credit at Closing equal to (i) thirty percent (30%) of the monthly lease rate paid by such Hired Employee (inclusive of all discounts and reductions provided by Seller Parent as of immediately prior to the Closing Date) multiplied by (ii) the number of months remaining under such Hired Employee’s lease agreement as of the Closing Date, which amount shall be prorated based upon the number of remaining days in the applicable rent period on the Closing Date.

Section 3.5 Estimates. Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty (including for percentage rents and expense reimbursements for periods prior to Closing) as of the Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration one hundred and eighty (180) days after the Closing, or as soon thereafter as the precise amounts can be ascertained. Buyer shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained.

Section 3.6 Closing Statements; Year-End Reconciliations; Percentage Rent Reconciliations.

(a) Seller shall use its reasonable efforts to deliver proposed Closing Statements to Buyer on or before the date that is five (5) Business Days before the Closing Date, together with such back-up information as Buyer shall reasonably request.

(b) To the extent any tenants have not paid Seller for 2024 reconciliations, Seller shall receive a credit at the Closing in the aggregate amount owed to Seller therefor and Buyer shall thereafter be entitled to receive such payments. To the extent that Seller owes tenants an aggregate refund as a result of 2024 reconciliations, Buyer shall receive a credit at the Closing therefor and Buyer shall be obligated to pay such tenant. To the extent the Closing occurs before year-end reconciliations with tenants have been prepared for the year in which Closing occurs, the Closing Statement shall include Seller’s best estimate of such reconciliation and such amount (following Buyer’s approval, not to be unreasonably withheld) shall be prorated and adjusted hereunder on an accrual basis based upon the number of days in the applicable rent period each of the parties owned the applicable Company Properties. Seller shall provide Buyer with all available information to conduct year-end reconciliations for the year in which the Closing occurs. In addition, from and after the date hereof until the Closing, Seller shall provide Buyer with information reasonably requested with respect to amounts payable by tenants and which is currently produced by Seller Parent.

(c) Percentage rents payable under non-residential leases at any Company Properties that are not known as of the Closing shall not be apportioned at Closing. With respect to each such lease, following the determination of the actual amount of percentage rents owed for the annual period in which the Closing occurs and the delivery of reconciliation statements for all non-residential tenants obligated to pay percentage rents, Buyer shall provide to Seller a copy of all such reconciliation statements. Upon actual collection of such percentage rents by Buyer, Buyer shall, within thirty (30) days thereafter, pay to Seller the portion of such percentage rents allocable to the period prior to the Closing Date. Subject to Section 3.5, Seller may retain any percentage rents collected by Seller, the Company, or a Company Subsidiary that are applicable to periods prior to the Closing.

Section 3.7 Survival. The provisions of this Article 3 shall survive the Closing until the earlier of (a) the date that is nine (9) months after the end of calendar year in which the Closing occurs and (b) the date that is thirty (30) days after the date on which all final amounts of income and expense (that were estimated or not yet known at Closing) are known.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except (a) as set forth in the disclosure letter prepared by the Seller Parties, with numbering corresponding to the numbering of this Article 4, delivered by the Company to Buyer prior to the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other sections or subsections be cross-referenced); provided that the Company Disclosure Letter shall not be construed as constituting representations, warranties, covenants or agreements of the Company or any Company Subsidiary, nothing in the Company Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of the Company or the Seller Parties made herein, and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material for purposes of this Agreement or otherwise, (ii) such item or other matter is required to be referred to in the Company Disclosure Letter or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Seller Parties, the Company or any of the Company Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in Seller Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2022 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 4), each of the Seller Parties, jointly and severally, hereby represents and warrants to Buyer that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary (with respect to jurisdictions that recognize such concept), except for such failures to be so qualified, licensed or in good standing that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company (i) was formed solely for the purpose of acquiring and holding the ownership interests in the Company Subsidiaries, (ii) has not engaged in any business activities or conducted any operations other than in connection with such purpose or transactions, (iii) in the case of the Company and each Company Subsidiary, does not, and has not at any time had, any employees or employee benefit plans, (iv) does not control any other Person or own any other asset other than the Company Subsidiaries and (v) does not have any liability other than annual franchise Tax (which amounts are as of the date hereof and will be as of the Closing fully paid) and those obligations expressly set forth in this Agreement.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by Seller Parent in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held, as of the date of this Agreement, by any Person other than Seller Parent or a subsidiary of Seller Parent in each Company Subsidiary, and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

(d) Seller is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary (with respect to jurisdictions that recognize such concept), except for such failures to be so qualified, licensed or in good standing that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) Seller Parent is a real estate investment trust, validly existing and in good standing under the laws of the State of Maryland. Seller Parent has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Seller Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary (with respect to jurisdictions that recognize such concept), except for such failures to be so qualified, licensed or in good standing that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.2 Organizational Documents. Seller Parent has made available to Buyer complete and correct copies of the Organizational Documents of the Company and each Company Subsidiary, in each case as in effect as of the date of this Agreement and together with all amendments thereto. As of immediately prior to the Closing, all of the interests in any Company Subsidiary listed on Section 4.1(b) of the Company Disclosure Letter as held by any Person other than the Company or a Company Subsidiary shall be held directly or indirectly by the Company or one of Company Subsidiaries.

Section 4.3 Capital Structure.

(a) All of the issued and outstanding equity interests of the Company are owned by Seller. All issued and outstanding equity interests of the Company are duly authorized and validly issued and no equity interests of the Company are subject to any voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever, including any that restrict or otherwise relate to the voting, distribution rights or disposition of the equity interests of the Company.

(b) All of the issued and outstanding equity interests of each of the Company Subsidiaries that is a limited partnership or limited liability company are duly authorized and validly issued. As of the date of this Agreement, Seller Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries. As of immediately prior to the Closing, the Company shall own, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than Company Permitted Liens. None of the equity interests of any Company Subsidiary are subject to any voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever, including any that restrict or otherwise relate to the voting, distribution rights or disposition of the equity interests of such Company Subsidiary.

(c) Seller owns beneficially and of record all of the issued and outstanding equity interests of the Company, free and clear of all Liens, other than Company Permitted Liens. Upon delivery to Buyer at the Closing of the Assignment and Assumption of Company Interests, Buyer will acquire legal title to all of the issued and outstanding equity interests of the Company, free and clear of all Liens, other than Company Permitted Liens.

Section 4.4 Authority.

(a) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Seller Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject to the receipt of Seller Parent Shareholder Approval. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Buyer and Buyer Parent, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Seller Parent Board at a duly held meeting has (i) declared that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Seller Parent and the holders of the Seller Parent Common Shares, (ii) approved and adopted this Agreement, on substantially the terms and subject to the conditions set forth herein, (iii) authorized the execution, delivery and performance of this Agreement, (iv) directed that the transactions contemplated by this Agreement be submitted for consideration at a meeting of the holders of the Seller Parent Common Shares and (v) resolved to recommend that the holders of the Seller Parent Common Shares vote in favor of approval of the transactions contemplated by this Agreement (such recommendation, the “Seller Parent Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in a manner adverse to Buyer or Buyer Parent, except as may be permitted after the date of this Agreement by Section 7.3.

(c) Seller has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Seller Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Seller is a party. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject to the receipt of Seller Parent Shareholder Approval. This Agreement has been duly executed and delivered by Seller, and assuming due authorization, execution and delivery by each of Buyer and Buyer Parent, constitutes a legally valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d) Seller Parent has the requisite trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Seller Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Seller Parent is a party. The execution and delivery of this Agreement by Seller Parent and the consummation by Seller Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject to the receipt of Seller Parent Shareholder Approval. This Agreement has been duly executed and delivered by Seller Parent, and assuming due authorization, execution and delivery by each of Buyer and Buyer Parent, constitutes a legally valid and binding obligation of Seller Parent enforceable against Seller Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) assuming receipt of the Seller Parent Shareholder Approval, the Organizational Documents of the Company or (B) any equivalent Organizational Document of any other Company Subsidiary,

(ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) and in Section 7.5(c) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (iii) require any consent or approval under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both, would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to any Company Material Contract to which the Company or any Company Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”), (iv) such filings as may be required in connection with state and local Transfer Taxes, (v) such filings as may be required by applicable antitrust, merger control, competition, national security or trade regulation Laws, (vi) such filings and notifications described in Section 7.5(c) and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) assuming receipt of the Seller Parent Shareholder Approval, the Organizational Documents of Seller or (B) any equivalent Organizational Document of any other Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) and in Section 7.5(c) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound or (iii) require any consent or approval under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Seller under, or constitute a default (or an event which with notice or lapse of time or both, would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Seller pursuant to any material contract to which Seller is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The execution and delivery of this Agreement by Seller Parent does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Seller Parent Shareholder Approval, conflict with or violate any provision of the Organizational Documents of Seller Parent, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller Parent or by which any property or asset of Seller Parent is bound or (iii) require any consent or approval under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Seller Parent under, or constitute a default (or an event which with notice or lapse of time or both, would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Seller Parent pursuant to any material contract to which Seller Parent is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the Environmental Permits and the Property Permits, which are addressed solely in Section 4.14 and Section 4.15, respectively, the Company and each Company Subsidiary hold all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (such permits, excluding Environmental Permits and Property Permits, the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three (3) years, none of the Seller Parties, the Company or any Company Subsidiary has received any written notice indicating that the Company or any Company Subsidiary is currently not in compliance in any material respect with the terms of any Company Permit.

(b) Neither the Company nor any Company Subsidiary is or in the past three (3) years (or, if a Company Property was acquired within the past three (3) years, since the date of such acquisition) has been in conflict with or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, Section 4.14 or Section 4.15 which are solely addressed in those Sections) or (ii) any Company Permits, except, in the case of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, neither the Company nor any Company Subsidiaries make any representation or warranty (pursuant to this Section 4.6 or elsewhere in the Agreement) regarding the effect of the applicable antitrust, merger control, competition, national security or trade regulation Laws on their respective ability to execute, deliver or perform their respective obligations under the Agreement or to consummate the transactions contemplated by this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition, national security or trade regulation Law with respect to the consummation of the transactions contemplated by this Agreement.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of Seller Parent, any director, trustee, officer or employee of the Company or any of the Company Subsidiaries, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, or any directives or requirements of the Office of Foreign Assets Control of the United States Department of Treasury.

Section 4.7 SEC Documents; Financial Statements.

(a) Seller Parent has timely filed with, or furnished (on a publicly available basis), to the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Seller Parent with the SEC since January 1, 2022 (the forms, documents, statements and reports filed or furnished with the SEC since January 1, 2022 including any amendments thereto, the “Seller Parent SEC Documents”). As of their respective dates, the Seller Parent SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Seller Parent SEC Documents, at the time of filing or being furnished, did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Seller Parent SEC Documents filed or furnished and publicly available prior to the date of this Agreement. As of the date of this Agreement, no neither the Company nor any Company Subsidiary is separately required to file any form or report with the SEC pursuant to the Exchange Act.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Seller Parent and its consolidated subsidiaries included, or incorporated by reference, in the Seller Parent SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (as in effect in the United States on the date of such financial statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments), the consolidated financial position of Seller Parent and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Seller Parent and the Company Subsidiaries for the periods presented therein, in each case, except as otherwise noted therein or to the extent such financial statements have been modified or superseded by later Seller Parent SEC Documents filed and publicly available prior to the date of this Agreement.

(c) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or any Company Subsidiary’s audited financial statements or other Seller Parent SEC Documents.

Section 4.8 Absence of Certain Changes or Events. From the date of Seller Parent’s most recent balance sheet included in the Seller Parent SEC Documents through the date of this Agreement (a) Seller Parent, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business and (b) there has not been any Company Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. There are no material liabilities of the Company or any of the Company Subsidiaries of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be set forth on the financial statements of Seller Parent or the notes thereto, other than: (a) liabilities disclosed, reflected or reserved against on the most recent consolidated balance sheet (or in the notes thereto) included in the Seller Parent SEC Documents, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business since the date of such most recent consolidated balance sheet, (d) liabilities to perform under contracts entered into by or on behalf of the Company or any Company Subsidiary or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 No Default. Neither the Company nor any of the Company Subsidiaries is in default or violation of any term, condition or provision of (a) (i) the Organizational Documents of the Company (ii) except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, the comparable Organizational Documents of any of the other Company Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets is bound (each, an “Existing Loan”), except in the case of clause (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Litigation. Except as individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect or as set forth on Section 4.11 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Seller Parent, threatened in writing against the Company or any Company Subsidiary and (b) neither the Company nor any Company Subsidiary, nor any of their respective Company Properties, is subject to any outstanding Order of any Governmental Authority.

Section 4.12 Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each of the Company and each Company Subsidiary has duly and timely paid in full all income and other material Taxes due and required to be paid by them, whether or not shown on any Tax Return (other than any Taxes that are being contested in good faith by appropriate proceedings).

(b) (i) There are no audits, investigations or other proceedings by any Governmental Authority ongoing or, to the Knowledge of Seller Parent, threatened with regard to any income or other material Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for income or other material Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Seller Parent, threatened, by any Governmental Authority, which deficiency has not yet been fully settled except for such deficiencies which are being contested in good faith by appropriate proceedings; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(c) No Company Subsidiary is a corporation for U.S. federal income Tax purposes. Each Company Subsidiary that is a partnership, joint venture or limited liability company has been since its formation properly treated for U.S. federal income Tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for U.S. federal income Tax purposes.

(d) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e) There are no Tax Liens upon any property or assets of the Company, or any Company Subsidiary, except (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) the Company Permitted Liens.

(f) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary (other than customary arrangements under commercial contracts, leases or borrowings entered into in the ordinary course of business the primary purpose of which is not Taxes).

(g) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(h) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) None of the Company or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(k) Neither the Company nor any Company Subsidiary has granted any written power of attorney (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(l) Neither the Company nor any Company Subsidiary has participated in any transaction intended to qualify as an exchange subject to Section 1031(a)(1) of the Code, which transaction has not been completed.

(m) The aggregate liabilities of the Company and the Company Subsidiaries, taken as a whole, does not exceed the aggregate basis of the assets of the Company.

(n) Neither the Company nor any Company Subsidiary has ever had a permanent establishment (within the meaning of an applicable income Tax treaty) or has otherwise engaged in a trade or business in any country other than the United States. No claim has been made by any Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary is or may be subject to taxation in such jurisdiction.

(o) Neither the Company nor any Company Subsidiary is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for any taxable period (or portion thereof) before the Closing Date, (ii) installment sale or open transaction made or entered into on or prior to the Closing Date or (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

Section 4.13 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is first mailed to Seller Parent’s shareholders, at the time of the Seller Parent Shareholder Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy

Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by Seller Parent for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Seller Parties or the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any of the Buyer Parties, their Affiliates or any of their respective Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 4.14 Environmental Matters. Except (i) as set forth in Section 4.14 of the Company Disclosure Letter or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary are, and for the last three (3) years have been, in compliance with all Environmental Laws.

(b) The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with such Environmental Permits.

(c) During the last three (3) years, neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law, and there is no Action pending, or, to the Knowledge of Seller Parent, threatened in writing against the Company and any Company Subsidiary under any Environmental Law.

(d) During the last three (3) years, neither the Company nor any Company Subsidiary has entered into or agreed to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.

(e) During the last three (3) years, neither the Company nor any Company Subsidiary has received any written notice that it has released a Hazardous Substance that it is required to investigate or remediate under any Environmental Law.

Section 4.15 Properties. (a) Section 4.15(a) of the Company Disclosure Letter sets forth a list of the address of each Company Property. None of the Company or any Company Subsidiary leases real property as lessee or sublessee, as of the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary owns good and valid fee simple title to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens.

(c) The Company and each Company Subsidiary has in effect all Property Permits or agreements, easements or other rights that are necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties, except for such failures to have in effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received (i) written notice that any Property Permit or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, no condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property, and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, except with respect to each of clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the information set forth in the rent rolls for each of the Company Properties, as of May 31, 2025, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Buyer (including an indication of whether any Company Property is subject to net leases), are true and correct.

(f) There are no Company Leases for commercial space equal to or exceeding 20,000 rentable square feet (a “Material Company Lease”) at any of the Company Properties, or to which the Company or any Company Subsidiary is a party.

(g) Except for the Company Permitted Liens, as set forth in the Company Leases and the Company Title Insurance Policies (and all documents referenced therein) provided or otherwise made available to Buyer prior to the date of this Agreement, as set forth in the Organizational Documents of the Company Subsidiaries and other entities in which the Company or the Company Subsidiaries own an interest, or as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s or any Company Subsidiary’s, ownership or other interest, or right to use, a Company Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(h) Set forth in Section 4.15(h) of the Company Disclosure Letter lists each Company Property for which policies of title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or the applicable Company Subsidiary with respect to such Company Property (each, together with any title commitment or report made available to Buyer with respect to a Company Property, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the Company’s possession has been made available to Buyer. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(i) To the Knowledge of Seller Parent, Section 4.15(i) of the Company Disclosure Letter lists each Company Property that is (i) under development as of the date of this Agreement (other than normal repair and maintenance), and describes the status of such development as of the date of this Agreement or (ii) subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(j) Section 4.15(j) of the Company Disclosure Letter lists the parties (other than the Company or a Company Subsidiary) currently providing third-party property management services to the Company or a Company Subsidiary and identifies the Company Properties currently managed by each such party.

(k) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company’s Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Company Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect.

(l) Section 4.15(l) of the Company Disclosure Letter discloses certain restrictions on the Company Property commonly referred to as “Elme Dulles” and located at 13690 Legacy Circle, Herndon, VA 20171.

Section 4.16 Material Contracts.

(a) Except (x) for contracts filed as exhibits to the Seller Parent SEC Documents, (y) as set forth in Section 4.16(a) of the Company Disclosure Letter and (z) the Company Leases, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date of this Agreement:

(i) obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000, except for (A) any Company Lease pursuant to which any third party is a lessee or sublessee on any Company Property or (B) any agreement entered into in connection with any capital expenditure project set forth in the budget previously provided to Buyer by the Company;

(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business, except for (x) radius restrictions that may be contained in the Company Leases entered into in the ordinary course of business or (y) exclusivity restrictions solely related to the services provided at one or more applicable Company Properties pursuant to an applicable contract; provided that any contract that is terminable upon not more than thirty (30) days’ notice shall not constitute a Company Material Contract pursuant to this Section 4.16(a)(ii);

(iii) is an agreement (other than an Organizational Document of the Company or a Company Subsidiary) that obligates the Company or any Company Subsidiary to indemnify any past or present trustees, directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor;

(iv) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date of this Agreement greater than $5,000,000;

(v) (A) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease pursuant to which any third party is a lessee or sublessee on any Company Property), (B) gives any Person the right to buy any Company Property, (C) involves any pending or contemplated merger, consolidation or similar business combination transaction or (D) grants any buy/sell right, put option, call option, redemption right, option to purchase, marketing right, forced sale, tag or drag right, right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Company Subsidiary could be required to purchase or sell the equity interests or assets of any Person or any real property or any other material assets, rights or the Company Properties;(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(vii) constitutes a joint venture or partnership agreement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand;(viii) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances or rent relief made in connection with or pursuant to the Company Leases or pursuant to any disbursement agreement, development agreement or development addendum entered into in connection with a Company Lease with respect to the development, construction or equipping of the Company Properties or the funding of improvements to the Company Properties) in an amount in excess of $1,000,000;

(ix) except as disclosed in Section 4.16(a)(i) through Section 4.16(a)(viii), contracts that obligate the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 that (A) are terminable upon not more than ninety (90) days’ notice without a penalty or premium, (B) will be fully performed and satisfied as of or prior to Closing, or

(C) are by and among only the Company and any Company Subsidiary or among Company Subsidiaries, as of the date of this Agreement.

(b) Each contract in any of the categories set forth in Section 4.16(a)(i) through Section 4.16(a)(viii) to which the Company or any Company Subsidiary is a party or by which it is bound as of the date of this Agreement is referred to herein as a “Company Material Contract”. For the avoidance of doubt, the term “Company Material Contract” does not include any Company Leases.

(c) (i) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract, and, to the Knowledge of Seller Parent, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) to the Knowledge of Seller Parent, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iii) as of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the Knowledge of Seller Parent, the other parties thereto and is in full force and effect, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17 Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of the Company Subsidiaries is in compliance, and has since January 1, 2022 complied, with all applicable Data Protection Laws. To the Knowledge of Seller Parent, since January 1, 2022, there have not been any non-permitted disclosures, security incidents or material breaches involving the Company, the Company Subsidiaries or any of its or their respective agents, employees or contractors relating to any Personal Data in its possession or control that would reasonably be expected to be material to the Company or any of the Company Subsidiaries taken as a whole. To the Knowledge of Seller Parent, since January 1, 2022, there has been no failure, or any unauthorized intrusions or breaches, of security with respect to the information technology systems owned or controlled by the Company or any of the Company Subsidiaries that has resulted in a material disruption or material interruption in the operation of its business.

Section 4.18 Insurance. Seller Parent has made available to Buyer a schedule describing all material insurance policies providing coverage for all material Company Properties (the “Company Insurance Policies”). Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all Company Insurance Policies have been paid, and the Seller Parties, the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Company Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, Seller Parent has not received written notice of cancellation or termination with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19 Opinion of Financial Advisor. The Seller Parent Board has received the written opinion of Goldman Sachs & Co. LLC (or an oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion, subject to the assumptions, qualifications and limitations set forth in such opinion, the Purchase Price to be paid to the Seller for the Acquired Interests pursuant to this Agreement is fair, from a financial point of view, to Seller. A copy of such opinion will be provided to Buyer by Seller Parent solely for information purposes promptly after the date of this Agreement.

Section 4.20 Approval Required. The affirmative vote of the holders of Seller Parent Common Shares entitled to cast a majority of all the votes entitled to be cast on the plan of sale and liquidation of Seller Parent, including the sale of the Acquired Interests hereunder (the “Seller Parent Shareholder Approval”) is the only vote of holders of securities of Seller Parent required to approve the transactions contemplated by this Agreement.

Section 4.21 Brokers. Except for the fees and expenses payable to each of Goldman Sachs & Co. LLC and Jones Lang LaSalle Securities, LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller Parent for which the Company or any Company Subsidiary will be liable.

Section 4.22 Investment Company Act. Neither the Company nor any Company Subsidiary is an investment company within the meaning of the Investment Company Act.

Section 4.23 Takeover Statutes. Assuming the accuracy of the representations and warranties of Buyer Parent and Buyer set forth in Section 5.11, the Seller Parent Board has taken all action necessary to render inapplicable to the transactions contemplated by this Agreement, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), and Subtitle 7 of Title 3 of the MGCL. To the Knowledge of Seller Parent, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), is applicable to this Agreement, the transactions contemplated by this Agreement.

Section 4.24 Labor and Employment.

(a) Section 4.24(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of the following information for each employee of the Company or any Company Subsidiary or a Seller Party, in each case, whose employment is at a Company Property or whose employment is affiliated with a Company Property (each an “Employee”): (i) name, (ii) job title, (iii) current annual base salary or hourly wage rate (as applicable), (iv) full time or part time status, (v) work location, (vi) leave status (if any) (including type of leave, start date of leave, and, if known, anticipated return-to-work date), (vii) visa status (including type of visa, dates of validity and sponsoring entity), (viii) status as exempt or non-exempt under applicable overtime and minimum wage Laws, (ix) hire date, (x) bonus, commission or other incentive payment targeted for 2025 and (xi) accrued, unused paid time off (collectively, the “Employee List Criteria”).

(b) Neither the Company or any Company Subsidiary nor any of the Seller Parties (as applicable) is party to or bound by any agreement with any labor union, works council, or other labor organization, or collective bargaining or employee representative (each a “Labor Agreement”). Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there are, and in the past five (5) years there have been, no actual or, to the Knowledge of Seller Parent, strikes, lockouts, work stoppages, handbilling, picketing, labor grievances or arbitrations, unfair labor practice charges, or union organizing activities or elections.

(c) To the Knowledge of Seller Parent, in the past three (3) years, there have been no allegations of sexual harassment, sexual misconduct or other harassment, discrimination or retaliation, in each case that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, by or against any current or former officer, director or employee whose employment or service is or was at a Company Property or whose employment or service is or was affiliated with a Company Property, and the Seller Parties have not entered into any settlement or similar agreement in respect of any of the foregoing.

(d) Neither the Company nor any Company Subsidiary employs any employees.

(e) Neither the Company nor any Company Subsidiary nor a Seller Party contribute has ever maintained, established, sponsored, participated in, or contributed to or had any obligation to contribute to, or incurred withdrawal liability (within the meaning of Section 4201 of ERISA) to, any arrangement that is: (i) subject to Title IV of ERISA or Sections 412 or 430 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40) in each case, in which an Employee participated and/or accrued any benefits.

Section 4.25 Related Party Transactions. Except for this Agreement or as set forth in the Seller Parent SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2022 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and Seller Parent or any of its any Affiliates (other than the Company and the Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.26 No Other Representations and Warranties. Except for the representations and warranties in this Article 4, neither the Seller Parties nor any Person on behalf of Seller Parties makes, or has made, any express or implied representation or warranty to any of the Buyer Parties, with respect to any of the Seller Parties the Company or any Company Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding any of the Seller Parties, the Company and the Company Subsidiaries or with respect to any other information provided or made available to any of the Buyer Parties or their respective Representatives in connection with the transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to any of the Buyer Parties or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the transactions contemplated by this Agreement), and each of the Buyer Parties acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties in this Article 4, none of the Company, the Seller Parties or any other Person makes or has made any express or implied representation or warranty to any of the Buyer Parties or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to any of the Seller Parties, the Company, any of the Company Subsidiaries or their respective businesses or (b) any oral or written information presented to any of the Buyer Parties or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the transactions contemplated by this Agreement. The Seller Parties and the Company hereby acknowledge and agree that, except for the representations and warranties expressly set forth in Article 5, none of the Buyer Parties nor any of their respective Affiliates, nor any other Person on behalf of any of them, has made or is making any other express or implied representation or warranty with respect to any of the Buyer Parties or any of their respective Affiliates or its business or operations, including with respect to any information provided or made available to the Company, Seller Parties or any of their respective Affiliates or Representatives. Except with respect to the representations and warranties expressly set forth in Article 5 or any breach of any covenant or other agreement of the Buyer Parties contained herein, the Company and Seller Parties hereby acknowledge that none of the Buyer Parties, nor their respective Affiliates, nor any other Person on its behalf, will have or be subject to any liability or indemnification obligation to the Company, the Seller Parties or any of their respective Affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to the Company, the Seller Parties or any of their respective Affiliates or Representatives, or the use by the Company, the Seller Parties or any of their respective Affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company, the Seller Parties or any of their respective Affiliates or their respective Representatives in expectation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the provisions of this Section 4.26 do not limit the express representations and obligations of the Guarantor contained in the Guarantee.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Each of the Buyer Parties, jointly and severally, hereby represents and warrants to the Seller Parties that:

Section 5.1 Organization and Qualification.

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer is a wholly owned subsidiary of Buyer Parent. Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Buyer has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby and prior to the Closing will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b) Buyer Parent is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Buyer Parent has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2 Authority.

(a) Buyer has the requisite corporate, limited liability company or partnership, as the case may be, power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Buyer is a party. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company or partnership, as applicable, action, and no other corporate, limited liability company or partnership, as applicable, proceedings on the part Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and assuming due authorization, execution and delivery by the Company and Seller, constitutes a legally valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Buyer Parent has the requisite corporate, limited liability company or partnership, as the case may be, power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Buyer Parent is a party. The execution and delivery of this Agreement by Buyer Parent and the consummation by Buyer Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company or partnership, as applicable, action, and no other corporate, limited liability company or partnership, as applicable, proceedings on the part Buyer Parent is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer Parent and assuming due authorization, execution and delivery by the Company and Seller, constitutes a legally valid and binding obligation of Buyer Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of any organizational or governing document of such Buyer Party, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to such Buyer Party or by which any property or asset of such Buyer Party is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of such Buyer Party under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of such Buyer Party pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which such Buyer Party is a party except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of this Agreement by each Buyer Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) for any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of the NYSE, (iv) such filings as may be required in connection with state and local Transfer Taxes and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4 Litigation. Except as individually or in the aggregate, would not be expected to have a Buyer Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Buyer Parent, threatened in writing against any of the Buyer Parties and (b) neither Buyer nor any of its properties is subject to any outstanding Order of any Governmental Authority.

Section 5.5 Information Supplied. None of the information supplied or to be supplied by the Buyer Parties, their respective Affiliates or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement will, at the time the Proxy Statement is first mailed to Seller Parent’s shareholders or at the time of the Seller Parent Shareholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Brokers. Except for the fees and expenses payable to Evercore Inc., Citigroup and Morgan Stanley, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Buyer Parties.

Section 5.7 Sufficient Funds; Guarantee.

(a) Buyer (i) will have on the Closing Date sufficient cash on hand to pay the Purchase Price and all related expenses required to be paid by Buyer, and there is not, and there will not be on the Closing Date, any restriction on the use of such cash for such purpose and (ii) will have on the Closing Date, the resources and capabilities (financial or otherwise) to perform and satisfy the obligations of Buyer set forth in this Agreement, including in connection with the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), on the terms and conditions contained in this Agreement, and has not incurred, and as of the Closing Date will not have incurred, any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities. Buyer acknowledges that the obligations of Buyer hereunder are not subject to any conditions regarding the ability of Buyer to obtain financing for the consummation of the transactions contemplated by this Agreement or otherwise.

(b) Buyer has delivered true, correct and complete copies of (i) an executed commitment letter (the “Equity Funding Letter”) from Cortland Enhanced Value Fund VI, L.P. (the “Equity Funding Source”) to provide Buyer with equity financing in the aggregate amounts set forth therein (the “Equity Funding”) pursuant to and subject to the terms and conditions set forth therein, and (ii) an executed commitment letter and any redacted fee letters related thereto (the “Debt Commitment Letter” and together with the Equity Funding Letter, the “Financing Commitments”) from Wells Fargo Bank, N.A. and Morgan Stanley and their Affiliates (the “Financing Lenders” and together with the Equity Funding Source, the “Financing Sources”) pursuant to which, and subject to (and only to) the terms and conditions expressly set forth therein, the Financing Lenders have committed to lend to Buyer the amounts set forth therein (the “Debt Financing” and together with the financing referred to in clause (i) being collectively referred to as the “Financings”), in each case as amended, modified, supplemented or replaced in accordance with the terms of this Agreement; provided, however, that the fees and other information customarily redacted in any fee letter (including provisions in such fee letter related solely to fees, “flex terms” and economic terms, in each case that do not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing available) may have been redacted. The Financing Commitments are legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer Parent, each of the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date of this Agreement, no such amendment or modification is contemplated, and the respective commitments and obligations contained in the Financing Commitments have not been withdrawn, modified or rescinded in any material respect. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no other agreements, side letters or arrangements relating to the Financing Commitments other than as set forth in the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financings (including any flex provisions applicable to the Debt Financing), other than as set forth in or contemplated by the Financing Commitments. Assuming the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 8.1 and Section 8.2, as of the date of this Agreement, (x) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Buyer, and to the Knowledge of Buyer Parent, any other parties thereto, under the Financing Commitments or to cause any of the conditions to the funding contemplated by the Financing Commitments not to be satisfied, or to cause the full amount of such funding not to be available, to Buyer on the Closing Date, (y) Buyer reasonably believes that it will be able to satisfy the conditions to the Financings contemplated by the Financing Commitments and that the Financings will be made available to Buyer on the Closing Date and (z) assuming the Financings are funded in accordance with the Financing Commitments, the aggregate proceeds contemplated by the Financing Commitments, together with other sources of cash (including cash on hand) available to Buyer, will be sufficient for Buyer to consummate the transactions contemplated by this Agreement including paying the Purchase Price at the Closing and paying all fees and expenses required to be paid by Buyer in connection with the Financings and the transactions contemplated by this Agreement. Buyer will provide to the Company any amendments to the Equity Funding Letter and the Debt Commitment Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours following receipt of such notices). Buyer has fully paid, or caused to be fully paid, any and all commitment fees or other fees, which were required to be paid on or prior to the date of this Agreement pursuant to the terms of the Debt Financing, and will pay all additional fees required thereby due after the date of this Agreement as they become due. In no event shall the receipt or availability of any funds or financing (including the Financings) by Buyer or any or any of its Affiliates or any other financing transactions be a condition to any of the obligations of the Buyer Parties hereunder.

(c) Concurrently with the execution of this Agreement, Buyer Parent has delivered to the Seller Parties a Guarantee executed by the Guarantor in favor of the Seller Parties with respect to certain obligations of Buyer in connection with this Agreement. The Guarantee is in full force and effect and constitutes a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No event has occurred, which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Guarantor under such Guarantee. The provisions of this Section 5.7(c) do not limit the express representations of Guarantor contained in the Guarantee.

Section 5.8 Solvency. Assuming (a) the satisfaction of the conditions to the obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement and (b) the accuracy of the representations and warranties set forth in Article 4 of this Agreement, immediately after giving effect to the transactions contemplated by this Agreement (including any financing arrangements entered into in connection therewith), Buyer and each of its subsidiaries (i) will be able to pay their respective indebtedness as it becomes due in the usual course of business, (ii) will own total assets whose value exceeds the sum of its total liabilities and (iii) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged.

Section 5.9 Absence of Certain Arrangements. None of the Buyer Parties nor any of their respective Affiliates has entered into any agreement (written or oral) with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Company Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, the Guarantee and the Nondisclosure Agreement, as of the date of this Agreement, there are no agreements or commitments to enter into any agreement between the Buyer Parties or any of their respective controlled Affiliates, on the one hand, and any director, officer, employee, partner or shareholder of the Company, on the other hand, relating to (a) (i) this Agreement or the transactions contemplated by this Agreement or (ii) the businesses or operations of Buyer or any of its subsidiaries (including as to continuing employment) after the Closing or (b) pursuant to which any (i) such holder of Seller Parent Common Shares would be entitled to receive consideration in respect of such holder’s Seller Parent Common Shares, (ii) such holder of Seller Parent Common Shares has agreed to vote against any Superior Acquisition Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of Seller Parent has agreed to provide, directly or indirectly, any equity investment to the Buyer Parties or the Company to finance any portion of the transactions contemplated by this Agreement.

Section 5.10 No Vote of Buyer Parent Equityholders. Except for the adoption of the Agreement by Buyer Parent as the sole equityholder of Buyer, no vote of the equityholders of any of the Buyer Parties or any of their respective Affiliates is required by any applicable Law, the organizational documents of such Buyer Party or Affiliate or the applicable rules of any exchange on which securities of any Buyer Party or such Affiliate are traded in order for the Buyer Parties to consummate the transactions contemplated by this Agreement that has not been obtained prior to the date of this Agreement.

Section 5.11 Ownership of Company Common Shares. None of the Buyer Parties nor any of their respective Affiliates own (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Seller Parent Common Shares or other securities of Seller Parent.

Section 5.12 Accredited Investor. Buyer is acquiring the Acquired Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Acquired Interests. Buyer acknowledges that the Acquired Interests have not been registered under the Securities Act, or any state or foreign securities laws and that the Acquired Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Acquired Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

Section 5.13 Interested Stockholder. None of the Buyer Parties nor any of their respective Affiliates is, nor at any time since January 1, 2022 has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Company (as defined in Section 3-601 of the MGCL).

Section 5.14 No Foreign Persons. None of the Buyer Parties is, a “foreign person”, as defined at 31 C.F.R. § 800.224, and are not otherwise controlled by a “foreign person”, as defined at 31 C.F.R. § 800.224.

Section 5.15 Acknowledgement of No Other Representations and Warranties.

(a) Each of the Buyer Parties hereby acknowledges that, except for the representations and warranties expressly set forth in Article 4, neither the Company, the Seller Parties nor any of their respective Affiliates, nor any other Person on behalf of the Company or the Seller Parties, has made or is making any other express or implied representation or warranty with respect to the Company, the Seller Parties or any of their respective Affiliates or their respective business or operations, including with respect to any information provided or made available to the Buyer Parties or any of their respective Affiliates or Representatives. Except with respect to any breach of any covenant or other agreement of the Company or the Seller contained herein that survives Closing, the Buyer Parties hereby acknowledge that neither the Company, the Seller Parties, nor any of their respective Affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to any of the Buyer Parties or any of their respective Affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to the Buyer Parties or any of their respective Affiliates or Representatives, or the use by the Buyer Parties or any of their respective Affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to the Buyer Parties or their respective Affiliates and Representatives, including in “data rooms,” management presentations or due diligence sessions, in expectation of the transactions contemplated by this Agreement. Each of the Buyer Parties and their respective Affiliates and Representatives have relied on the results of their own independent investigation and the representations and warranties expressly set forth in Article 4. Notwithstanding the foregoing, the provisions of this Section 5.15 do not limit the express representations and obligations of the Guarantor contained in the Guarantee.

(b) Buyer expressly acknowledges that Buyer is acquiring the Acquired Interests, and indirectly, the Company, the Company Subsidiaries, and the Company Property, in their “AS-IS, WHERE-IS CONDITION WITH ALL FAULTS”, as of the Closing Date. EFFECTIVE UPON CLOSING, BUYER HEREBY RELEASES THE SELLER PARTIES FROM ANY AND ALL LIABILITY IN CONNECTION WITH ANY CLAIMS ARISING OR ACCRUING ON OR AFTER THE CLOSING, WHICH BUYER MAY HAVE AGAINST THE SELLER PARTIES, AND BUYER HEREBY AGREES NOT TO ASSERT ANY CLAIMS FOR DAMAGE, LOSS, COMPENSATION, CONTRIBUTION, COST RECOVERY OR OTHERWISE AGAINST THE SELLER PARTIES, WHETHER IN TORT, CONTRACT, OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE ACQUIRED INTERESTS, THE COMPANY, THE COMPANY SUBSIDIARIES OR THE COMPANY PROPERTY.

(c) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.15 shall survive the Closing.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business by Company.

(a) Each of the Seller Parties and the Company covenants and agrees that, between the date of this Agreement and the earlier to occur of (x) the Closing and (y) the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as may be consented to in advance in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, it shall, and to the extent applicable shall cause each of the Company Subsidiaries to, (A) conduct its business in the ordinary course and in a manner consistent with past practice, including continuing to maintain the books and records of the Company Subsidiaries in the ordinary course consistent with past practice and (B) use reasonable efforts to (I) at Seller’s expense, maintain its material assets and properties, including all Company Property, in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company or any Company Subsidiary’s control excepted), (II) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with customers, tenants and other significant third parties, (III) maintain all Company Insurance Policies or substitutes therefor which are comparable with such Company Insurance Policies in all material respects and (IV) terminate any contracts related to the capital expenditures set forth on Section 6.1(a)(iv)(B)(IV) of the Company Disclosure Letter prior to Closing.

(b) Without limiting the foregoing, each of the Seller Parties and the Company covenants and agrees that, during the Interim Period, except (w) to the extent required by Law, (x) as may be consented to in writing by Buyer (which consent shall not in any case be unreasonably withheld, delayed or conditioned) (it being understood that Buyer’s consent shall be deemed given if Buyer has not, within five (5) Business Days of receipt of notice from the Company requesting Buyer’s consent pursuant to this Section 6.1(b), affirmatively provided or withheld such consent or otherwise substantively responded to such notice), (y) as may be expressly contemplated, required or permitted by this Agreement (including in connection with the Pre-Closing Reorganization) or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries shall not, to the extent applicable to the Company, the Company Subsidiaries or the Company Properties, (and with respect to Section 6.1(b)(xvii)(A) only, the Seller Parties shall not) do any of the following:

(i) amend the Organizational Documents of the Company, or such comparable Organizational Documents of any of the Company Subsidiaries;(ii) split, combine, reclassify or subdivide any capital stock or other equity securities or ownership interests of the Company or any Company Subsidiary;

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any equity interests of the Company or a Company Subsidiary;(iv) except for transactions among the Company and any Company Subsidiary or among Company Subsidiaries, issue, deliver, sell, pledge, dispose, encumber or grant any equity interests of the Company or any of the Company Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests of the Company or any of the Company Subsidiaries;

(v) cause or permit the Company or any Company Subsidiary to acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any material personal property (other than replacement of personal property in the ordinary course of business), real property, any corporation, partnership, limited liability company or other business organization or any division or material amount of assets thereof;

(vi) sell, mortgage, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets of the Company or any Company Subsidiary, except (A) with respect to immaterial property or assets, in the ordinary course of business and (B) pledges or encumbrances of direct or indirect equity interests in entities from time to time as may be required under Seller Parent’s existing revolving credit facility and in the case of the DC Property, as otherwise contemplated in Section 7.5(c);

(vii) except for ordinary course arrangements between the Seller Parties and any Company Subsidiary that will be terminated in connection with the Closing without continuing liability or obligation to the Company or any Company Subsidiary, incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of the Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than the Company or a Company Subsidiary), except repayment of existing Indebtedness set forth in Section 6.1(b)(vii) of the Company Disclosure Letter;

(viii) except for ordinary course arrangements between the Seller Parties and any Company Subsidiary, on the other hand, that will be terminated in connection with the Closing without any continuing liability or obligation to the Company or any Company Subsidiary, cause the Company or any Company Subsidiary to (A) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), (B) make any change in its existing borrowing or lending arrangements for or on behalf of such Persons or (C) enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (I) by the Company or a Company Subsidiary to the Company, a Company Subsidiary or another entity in which the Company directly or indirectly owns an interest, (II) loans, advances or investments required to be made under any of the Company Leases pursuant to which any third party is a lessee or sublessee on any Company Property and (III) in connection with any required Tenant Improvements at any of the Company Properties under Company Leases;

(ix) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage, deed of trust, similar instrument or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or transactions contemplated hereby, (C) in connection with any Tenant Improvements at the any of the Company Properties or (D) as permitted pursuant to Section 6.1;

(x) cause or permit the Company or any Company Subsidiary to enter into any Material Company Lease;

(xi) settle or compromise any claim or Action to which the Company or any Company Subsidiary is a party or otherwise bound, other than settlements or compromises that (A) with respect to the payment of monetary damages (including applicable deductibles), involve only (I) the payment of any payment payable under an insurance policy insuring the Company or a Company Subsidiary or (II) any monetary damages that are (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet included in the Seller Parent SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $1,000,000 individually, (B) do not involve the imposition of injunctive relief against the Company or any Company Subsidiary or, Buyer, (C) do not provide for any admission of material liability by the Company or any of the Company Subsidiaries, excluding in each case any such matter relating to Taxes, (D) are with respect to any Action involving any present, former or purported holder or group of holders of the Seller Parent Common Shares in its capacity as such or (E) relate to tax appeals permitted by Section 3.2;(xii) hire or terminate (without cause) any Employee or any employee or individual independent contractor who will be a Scheduled Employee under Section 7.13, other than, after notifying Buyer, hirings in the ordinary course of business consistent with past practice to fill existing job vacancies or to replace Employees who depart after the date of this Agreement (such employees, “Replacement Employees”);

(xiii) except as would not result in or increase liability to Buyer (A) enter into, adopt or amend any employee benefit plans (as defined in Section 3(3) of ERISA (whether or not subject to ERISA)) or any material bonus, stock option, share purchase, restricted share, other equity or equity-based plans, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, employment, retention, transaction bonus, termination, change in control, severance, health, life, or disability insurance, dependent care or other material benefit plans, programs, policies, arrangements, contracts or agreements, in each case, to which the Company or any Company Subsidiary would be party, with respect to which the Company or any Company Subsidiary would or could have any current or future obligation or liability (contingent or otherwise), or under which any of the current or former employees, officers, trustees, directors or independent contractors of the Company or any Company Subsidiary or whose services are or were otherwise solely affiliated with a Company Property (or any of their dependents) would have any present or future right to compensation or benefits; (B) increase the amount of the compensation or the benefits payable to or that may become payable to any Employee or individual who will be a Scheduled Employee (including Replacement Employees), other than payments of normal annual short-term incentive compensation in the ordinary course of business consistent with past practice; (C) grant, confer, award or modify the terms of any options, convertible securities, restricted shares, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other voting securities or equity interests of the Company or any of the Company Subsidiaries; (D) enter into any new employment, retention, indemnification, termination or similar agreement with any Employee or individual who will be a Scheduled Employee (including Replacement Employees); (E) grant to any Employee or individual who will be a Scheduled Employee (including Replacement Employees) the right to receive any new severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits; or (F) waive or release any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or individual independent contractor of the Company or any of the Company Subsidiaries or whose services are or were otherwise affiliated with a Company Property;

(xiv) (A) negotiate, modify, extend, terminate or enter into any Labor Agreement applicable to any Employee or individual who will be a Scheduled Employee (including

Replacement Employees) or Company Property, or recognize or certify any union, works council or other labor organization, employee representative or group of employees as the bargaining representative for any Employee or individual who will be a Scheduled Employee (including Replacement Employees) or Company Property; or (B) implement or announce any employee layoffs, furloughs, plant closings, material reductions in compensation or other actions that could implicate the WARN Act, with respect to any Employee or individual who will be a Scheduled Employee (including Replacement Employees);

(xv) cause or permit the Company or any Company Subsidiary to enter into any new line of business;

(xvi) cause or permit the Company or any Company Subsidiary to fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xvii) (A) permit or cause the Seller Parties to adopt a plan of merger, consolidation, recapitalization or bankruptcy reorganization or resolutions providing for or authorizing such merger, consolidation, recapitalization or bankruptcy reorganization, except as permitted by Section 7.3, or (B) cause or permit the Company or any Company Subsidiary to adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, recapitalization or bankruptcy reorganization, or resolutions providing for or authorizing such merger, liquidation, dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(v) or Section 6.1(b)(vi) or as permitted by Section 7.3;

(xviii) make or commit the Company or any Company Subsidiary to make any capital expenditures at any of the Company Properties, other than (A) the Specified Capital Expenditures and (B) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Properties, as required to be made under any Company Lease or pursuant to Law, including (as and to the extent necessary in the ordinary course) expenditures listed on Section 6.1(b)(xviii) of the Company Disclosure Letter, or as is necessary in the event of an emergency situation; or

(xix) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xviii).

(c) Prior to Closing, Seller shall, or shall cause the applicable Company Subsidiary to, use reasonable efforts to expend the capital expenditures listed in Section 6.1(c) of the Company Disclosure Letter in accordance with the budgeted costs for such Specified Capital Expenditures (the “Specified Capital Expenditures”) in accordance with the terms of the contracts applicable to such Specified Capital Expenditures. In the event that as of Closing, the Specified Capital Expenditures have not been expended in accordance with the budgeted costs for such Specified Capital Expenditures in accordance with the terms of the contracts applicable to such Specified Capital Expenditures, at Closing, Seller shall provide Buyer with a credit in an amount equal to (x) the budgeted costs of such Specified Capital Expenditures as set forth in Section 6.1(c) of the Company Disclosure Letter, less (y) the amount of Specified Capital Expenditures actually expended between the date of this Agreement and the Closing Date in accordance with the terms of the contracts applicable to such Specified Capital Expenditures. For the avoidance of doubt, all capital expenditures made by Seller pursuant to clause (B) of Section 6.1(b)(xviii) shall be at

Seller’s sole cost and expense and such expenditures shall not be “Specified Capital Expenditures.”

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any Company Subsidiary from taking any action, at any time or from time to time, that in the reasonable judgment of the Seller Parent Board, upon advice of counsel to Seller Parent, is reasonably necessary for Seller Parent to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Closing Date, including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement or to qualify or preserve the status of any Company Subsidiary as a disregarded entity for U.S. federal income tax purposes.

Section 6.2 Other Actions. Each Party agrees that, during the Interim Period, except as contemplated by this Agreement, such Party shall not, directly or indirectly, take or cause to be taken any action or omit to take or cause not to be taken any actions that would reasonably be expected to result in any of the conditions to transactions contemplated by this Agreement set forth in Article 8 not being satisfied. The Buyer Parties shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (b) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.3 No Control of Business. Nothing contained in this Agreement shall give any of the Buyer Parties, directly or indirectly, the right to control or direct the Company, or any of the Company’s or any Company Subsidiary’s operations prior to the Closing. Prior to the Closing, Seller Parent and its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company and the Company Subsidiaries’ operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Buyer Parties and no consent of the Seller Parties shall be required with respect to any matter set forth in Section 6.1 or Section 6.2 or elsewhere in the Agreement to the extent that the requirement of such consent could violate any applicable Law.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Seller Parent shall prepare and, after approval by Buyer (which shall not be unreasonably withheld, delayed or conditioned), cause to be filed with the SEC the Proxy Statement in preliminary form. Seller Parent shall ensure that the Proxy Statement will comply as to form and substance in all material respects with the applicable provisions of the Exchange Act. Seller Parent shall use commercially reasonable efforts to mail or deliver the definitive Proxy Statement to its shareholders entitled to vote at the Seller Parent Shareholder Meeting as promptly as reasonably practicable following clearance from the SEC (or receipt of notice that the SEC is not reviewing the preliminary Proxy Statement). Buyer shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to Seller Parent and provide such other assistance as may be reasonably requested by Seller Parent in connection with the preparation, filing and distribution of the Proxy Statement. Seller Parent shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Buyer with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Buyer promptly of any oral comments with respect to the Proxy Statement received from the SEC. Seller Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing the Proxy Statement (or any amendment or supplement thereto) or filing any other document to be filed by Seller Parent with the SEC in connection with the transactions contemplated by this Agreement or responding to any comments of the SEC with respect thereto, Seller Parent shall provide Buyer a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), which comments Seller Parent shall consider in good faith.

(b) If, at any time prior to the receipt of the Seller Parent Shareholder Approval, any information relating to the Seller Parties or the Buyer Parties, or any of their respective Affiliates, should be discovered by Seller Parent or Buyer which, in the reasonable judgment of Seller Parent or Buyer, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and Seller Parent or Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company; provided, however, that no amended or supplemental materials will be filed with the SEC or mailed by Seller Parent without affording Buyer a reasonable opportunity in advance for review and comment, and Seller Parent shall consider in good faith any comments on such materials reasonably proposed by Buyer. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.13, Section 5.5 and this Section 7.1, any information concerning or related to the Seller Parties, their respective Affiliates or the Seller Parent Shareholder Meeting will be deemed to have been provided by Seller Parent, and any information concerning or related to the Buyer Parties, or their respective Affiliates will be deemed to have been provided by the Buyer Parties.

(c) As promptly as reasonably practicable following the date that the Proxy Statement is cleared by the SEC, Seller Parent shall, in accordance with applicable Law, the rules of the NYSE and the Seller Parent Declaration and the Seller Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Seller Parent Shareholder Meeting; provided that such record date shall not be more than ninety (90) days prior to the established date of the Seller Parent Shareholder Meeting. Seller Parent shall, through the Seller Parent Board, recommend to its shareholders that they provide the Seller Parent Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Seller Parent Shareholder Approval, except to the extent that the Seller Parent Board shall have made a Seller Parent Adverse Recommendation Change as permitted by Section 7.3; provided, however, that Seller Parent’s obligation to duly call, give notice of, convene and hold the Seller Parent Shareholder Meeting shall not be affected by a Seller Parent Adverse Recommendation Change unless this Agreement is terminated in accordance with its terms. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Seller Parent Shareholder Meeting is scheduled, Seller Parent has not received proxies representing a sufficient number of Seller Parent Common Shares to obtain the Seller Parent Shareholder Approval, whether or not a quorum is present, Seller Parent shall have the right, after consultation with Buyer, to make one or more successive postponements or adjournments of the Seller Parent Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the transactions contemplated hereby; provided that, without the prior written consent of Buyer, the Seller Parent Shareholder Meeting shall not be postponed or adjourned to a date that is more than (x) thirty (30) days after the date for which the Seller Parent Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) or (y) more than one hundred and twenty (120) days from the record date for the Seller Parent Shareholder Meeting; provided, further, the Seller Parent Shareholder Meeting may not be postponed or adjourned on the date the Seller Parent Shareholder Meeting is scheduled if Seller Parent shall have received proxies in respect of an aggregate number of shares of Seller Parent Common Shares, which have not been withdrawn, such that Seller Parent Shareholder Approval would be obtained at such meeting unless this Agreement is terminated in accordance with its terms. Without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), (i) the approval of this Agreement and the transactions contemplated hereby shall be the only matter (other than any say-on-pay golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder, one or more proposals to approve the adjournment of the Seller Parent Shareholder Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Seller Parent Shareholder Meeting to obtain the approval of the Company’s shareholders, approval of a plan of sale and liquidation of Seller Parent or other matters of procedure and matters required by applicable Law to be voted on by the Company shareholders in connection with this Agreement or the approval of the transactions contemplated hereby) that Seller Parent shall propose to be acted on by the shareholders of Seller Parent at the Seller Parent Shareholder Meeting and (ii) Seller Parent shall not submit to the vote of its stockholders any Competing Acquisition Proposal unless this Agreement is terminated in accordance with its terms.

Section 7.2 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions as Seller Parent may establish (including any requirements or guidelines reasonably necessary in response to or related to any public health event (including COVID-19)), Seller Parent shall, and shall cause each of Seller, the Company and the Company Subsidiaries to, afford to Buyer and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel and records and, during such period, Seller Parent shall, and shall cause each of Seller, the Company and the Company Subsidiaries to, furnish reasonably promptly to Buyer and its Representatives (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as Buyer may reasonably request, subject to any privacy protections with respect to information concerning personnel as may be required by applicable Law; provided that in no event shall Buyer or its Representatives have the right to conduct environmental sampling or testing of any kind. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2(a) is made, and Buyer may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4, and no investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Seller Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, Seller Parent shall not be required by this Section 7.2(a) to provide Buyer or its Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement in favor of a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided, however, that Seller Parent shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure to the extent that such efforts may be made without expense to Seller Parent), (B) the disclosure of which would violate any Law applicable to the Seller Parties, the Company, the Company Subsidiaries or any of their Representatives (provided, however, that Seller Parent shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law), or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the Seller Parties, the Company or the Company Subsidiaries (provided, however, that Seller Parent shall use its commercially reasonable efforts to allow for such access or disclosure to the extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). Buyer will use its commercially reasonable efforts to minimize any disruption to the businesses of the Seller Parties, the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Closing, the Buyer Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the Seller Parties, the Company or any Company Subsidiary has a business relationship (including tenants/subtenants) regarding the business of the Seller Parties, the Company or any Company Subsidiary or this Agreement and the transactions contemplated hereby without the prior written consent of Seller Parent (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Buyer and its Representatives and Affiliates from contacting such parties pursuing the business of Buyer in the ordinary course). Notwithstanding anything to the contrary in this Agreement, Seller Parent may satisfy its obligations set forth above with respect to the provision of access to information or personnel by electronic means if, and to the extent, physical access is not reasonably feasible as a result of any public health event (including COVID-19) or would not be permitted under applicable Law.

(b) Each Buyer Party will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Nondisclosure Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Competing Acquisition Proposals.

(a) Except as expressly permitted by this Section 7.3, during the Interim Period, Seller Parent agrees that it shall not, and shall cause each of Seller, the Company and the Company Subsidiaries and its and their officers, trustees and directors not to, and shall direct its and their other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Competing Acquisition Proposal or any inquiry, discussion, offer or request (an “Inquiry”) that constitutes, or could reasonably be expected to lead to, a Competing Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Competing Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, a Competing Acquisition Proposal, (iii) approve or recommend a Competing Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Competing Acquisition Proposal or requiring the Seller Parties to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any of the foregoing referred in this clause (iv), other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”), or (v) resolve, propose or agree to do any of the foregoing. Seller Parent shall, and shall cause each of Seller, the Company and the Company Subsidiaries to, and its and their officers, trustees and directors to, and shall direct its and their other Representatives to, immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than Buyer or any of its Representatives) conducted heretofore with respect to any Competing Acquisition Proposal; provided, however, that, solely with respect to the marketing and sale of one or more of the Excluded Properties, nothing in this Section 7.3 shall restrict or otherwise prohibit Seller Parent, Seller, its and their respective subsidiaries, officers, trustees, directors and other Representatives from continuing discussions or negotiations with any Person or its Representatives conducted prior to the date of this Agreement, or otherwise taking any of the actions specified in clauses (i) through (v) of this Section 7.3(a), and such actions shall not constitute a violation or breach of Section 7.3.

(b) Notwithstanding anything to the contrary in this Agreement, at any time on or after the date of this Agreement and prior to obtaining the Seller Parent Shareholder Approval, the Seller Parties, the Company and the Company Subsidiaries may, directly or indirectly, through any Representative, in response to an unsolicited written bona fide Competing Acquisition Proposal by a third party made after the date of this Agreement (that did not result from a breach of this Section 7.3, it being agreed that Seller Parent may contact any Person making such a written Competing Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Competing Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Acquisition Proposal) (i) provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Seller Parties, the Company and the Company Subsidiaries to such third party (and such third party’s Representatives, including potential financing sources) making such Competing Acquisition Proposal (provided, however, that (A) prior to so providing such information, Seller Parent receives from the third party an executed confidentiality agreement on customary terms no more favorable in any material respect to such Person than the Nondisclosure Agreement, it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions that would prohibit the making or amendment of any non-public Competing Acquisition Proposal to the Seller Parent Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), and (B) Seller Parent shall provide to Buyer any material non-public information or data that is provided to any third party given such access that was not previously made available to Buyer as promptly as practicable after providing it to such third party (and in any event within forty-eight (48) hours thereafter)), and (ii) engage in, enter into or otherwise participate in discussions or negotiations with such third party (and such third party’s Representatives, including potential financing sources) with respect to the Competing Acquisition Proposal if, in the case of each of clauses (i) and (ii) the Seller Parent Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Competing Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Acquisition Proposal and that failure to take action with respect to such Competing Acquisition Proposal could reasonably be expected to be inconsistent with its duties under applicable Law.

(c) During the Interim Period, Seller Parent shall notify Buyer promptly (but in no event later than forty-eight (48) hours) after receipt of any Competing Acquisition Proposal or any request for nonpublic information regarding any Seller Party, the Company or any Company Subsidiary by any third party that informs Seller Parent that it is considering making, or has made, a Competing Acquisition Proposal, or any other Inquiry from any Person seeking to have discussions or negotiations with Seller Parent regarding a possible Competing Acquisition Proposal. Such notice shall be made in writing and shall identify the Person making such Competing Acquisition Proposal or Inquiry and indicate the material terms and conditions of any Competing Acquisition Proposals or Inquiries, to the extent known (including, if applicable, providing copies of any written Competing Acquisition Proposals or Inquiries and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the Person or group making such Competing Acquisition Proposal or Inquiry). Seller Parent shall also keep Buyer reasonably informed of the status and terms of any Competing Acquisition Proposal or Inquiry or related negotiations on a reasonably current basis, including by providing a copy of all material written amendments or supplements to such Competing Acquisition Proposal or Inquiry or proposed agreements related thereto (which may be redacted to the extent necessary to protect confidential information of the Person or group making such Competing Acquisition Proposal or Inquiry).

(d) Except as permitted by this Section 7.3(d), neither the Seller Parent Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify in any manner adverse to Buyer (or publicly propose to withhold, withdraw, modify or qualify in a manner adverse to Buyer), the Seller Parent Board Recommendation, (ii) approve, adopt, declare advisable or otherwise recommend (or publicly propose to approve, adopt, declare advisable or otherwise recommend) any Competing Acquisition Proposal, (iii) fail to recommend against any Competing Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (it being understood that a communication by the Seller Parent Board pursuant to Rule 14d-9(f) of the Exchange Act, as permitted under Section 7.3(f), shall not, in and of itself, be deemed a Seller Parent Adverse Recommendation Change), (iv) fail to publicly reaffirm the Seller Parent Board Recommendation within ten (10) Business Days of being requested to do so by Buyer following the public announcement by any Person of a Competing Acquisition Proposal, or an intention (whether or not conditional) to make a Competing Acquisition Proposal, (v) fail to include the Seller Parent Board Recommendation in the Proxy Statement (any of the actions described in clauses (i), (ii), (iii), (iv) and (v) of this Section 7.3(d), a “Seller Parent Adverse Recommendation Change”) or (vi) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit any Seller Party, the Company or any Company Subsidiary to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 7.3). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Seller Parent Shareholder Approval, subject to compliance with Section 7.3(e), the Seller Parent Board may (A) effect a Seller Parent Adverse Recommendation Change if an Intervening Event has occurred and the

Seller Parent Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with its duties under applicable Law, or (B) effect an Seller Parent Adverse Recommendation Change and terminate this Agreement pursuant to Section 9.1(d)(ii) in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for the implementation of such Competing Acquisition Proposal if the Seller Parent Board receives an unsolicited, bona fide written Competing Acquisition Proposal, which Competing Acquisition Proposal did not result from a breach of this Section 7.3, and the Seller Parent Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Competing Acquisition Proposal constitutes a Superior Acquisition Proposal and that failure to take action with respect to such Competing Acquisition Proposal would reasonably be expected to be inconsistent with its duties under applicable Law.

(e) The Seller Parent Board shall only be entitled to effect a Seller Parent Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement and terminate this Agreement pursuant to Section 9.1(d)(ii) as permitted under Section 7.3(d), if (i) Seller Parent has provided a prior written notice (a “Notice of Change of Recommendation”) to Buyer that Seller Parent intends to take such action, identifying the Person making the Superior Acquisition Proposal and describing the material terms and conditions of the Superior Acquisition Proposal or describing the Intervening Event, as applicable, that is the basis of such action, including, if applicable, copies of all material and relevant documents and agreements relating to a Superior Acquisition Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by Seller Parent shall not constitute a Seller Parent Adverse Recommendation Change); (ii) during the four (4) Business Day period following Buyer’s receipt of the Notice of Change of Recommendation and ending at 11:59 p.m. (New York City time) on such fourth (4th) Business Day (a “Notice of Change Period”), Seller Parent shall, and shall cause its Representatives to, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make, or to otherwise allow Buyer to propose in writing revisions to the terms and conditions of this Agreement, such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Acquisition Proposal, such Superior Acquisition Proposal ceases to constitute a Superior Acquisition Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Seller Parent Adverse Recommendation Change; and (iii) following the end of the Notice of Change Period, the Seller Parent Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Buyer, and not withdrawn, in response to the Notice of Change of Recommendation or otherwise, that (A) the Superior Acquisition Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Acquisition Proposal and that failure to take action with respect to such Competing Acquisition Proposal would reasonably be expected to be inconsistent with its duties under applicable Law or (B) in the case of an Intervening Event, the failure of the Seller Parent Board to effect a Seller Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with its duties under applicable Law. Any amendment to the financial terms or any other material amendment of such a Superior Acquisition Proposal or any material change to the event or circumstances constituting the Intervening Event shall require a new Notice of Change of Recommendation, and Seller Parent shall be required to comply again with the requirements of this Section 7.3(e); provided, however, that the Notice of Change Period shall be reduced to two (2) Business Days following receipt by Buyer of any such new Notice of Change of Recommendation and ending at 11:59 p.m. (New York City time) on such second (2nd) Business Day.

(f) Nothing contained in this Agreement shall prohibit Seller Parent or the Seller

Parent Board, directly or indirectly through its Representatives, from (i) taking and disclosing to Seller Parent’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Seller Parent that is required by applicable Law or if the Seller Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its duties under applicable Law (for the avoidance of doubt, it being agreed that the issuance by Seller Parent or the Seller Parent Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, shall not constitute a Seller Parent Adverse Recommendation Change); provided, however, that neither Seller Parent nor the Seller Parent Board shall be permitted to recommend that the shareholders of Seller Parent tender any securities in connection with any tender offer or exchange offer that is a Competing Acquisition Proposal or otherwise effect a Seller Parent Adverse Recommendation Change with respect thereto, except as permitted by Section 7.3(d).

(g) Seller Parent shall not, and shall not permit any Seller Party, the Company or any Company Subsidiary to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it is a party, except solely to allow the applicable party (i) to make a non-public Competing Acquisition Proposal to the Seller Parent Board or to allow the disclosure of information to financing sources and/or teaming arrangements or (ii) to make a non-public proposal to acquire one or more of the Excluded Properties. Other than in the ordinary course of business and unrelated to any Competing Acquisition Proposal or in connection with the consummation of the transactions contemplated by this Agreement, the Company and the Seller Parent Board shall not take any actions to exempt any person from the “Aggregate Share Ownership Limit” or “Common Share Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Seller Parent Declaration unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 9.1(d)(i).

(h) For purposes of this Agreement:

(i) “Competing Acquisition Proposal” means any proposal or offer from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, of (A) Seller Parent, (B) assets or businesses of the Seller Parties or their respective Affiliates, taken as a whole, that include Company Properties that (1) generate 32% or more of the net operating revenue or net operating income attributable to the Company Properties, taken as a whole, immediately prior to such transaction, or (2) represent 32% or more of the consolidated total assets (based on fair market value) attributable to the Company Properties, taken as a whole, immediately prior to such transaction, or (C) 20% or more of any class of shares of beneficial interest or capital stock, other equity security or voting power of Seller Parent or any resulting parent company of Seller Parent, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Seller Parent, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Acquisition Proposal” means any proposal or offer, made after the date hereof, from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), that did not result from a breach of this Section 7.3 and that relates to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, of (A) Seller Parent, (B) assets or businesses of the Seller Parties and their respective Affiliates, taken as a whole, that generate 50% or more of the net operating revenue or net operating income or that represent 50% or more of the consolidated total assets (based on fair market value) of the Seller Parties and their respective Affiliates, taken as a whole, immediately prior to such transaction or (C) 50% or more of any class of shares of beneficial interest or capital stock, other equity security or voting power of Seller Parent or any resulting parent company of Seller Parent, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 50% or more of the outstanding shares of any class of voting securities of Seller Parent, in each case other than the transactions contemplated by this Agreement, taking into account factors and matters deemed relevant by the Seller Parent Board, including to the extent deemed relevant by the Seller Parent Board, legal, financial, financing, regulatory approvals, conditionality, whether the transactions contemplated by such proposal are reasonably capable of being consummated on a timely basis and other aspects of the proposal and the Person making the proposal, that the Seller Parent Board determines in its good faith judgment, that if consummated, would be more favorable to the shareholders of Seller Parent from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Buyer in response to any such Competing Acquisition Proposal).

(iii) References in this Section 7.3 to the Seller Parent Board shall mean the board of trustees of Seller Parent or a duly authorized committee thereof.

(i) Seller Parent shall not submit to the vote of its shareholders any Competing Acquisition Proposal prior to the termination of this Agreement in accordance with its terms, except as otherwise required by Law (including applicable securities Laws).

Section 7.4 Public Announcements. Except with respect to any Seller Parent Adverse Recommendation Change or any action taken pursuant to, and in accordance with Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing with respect to this Agreement or any of the transactions contemplated by this Agreement as may be required by Law, Order or the applicable rules of any stock exchange, in which case such Party shall consult with the other Party before making such public statement or filing except to the extent it is not reasonably practicable to do so. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement and the transactions contemplated hereby.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall and shall cause their respective Affiliates to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including (i) using reasonable best efforts to take all actions necessary to cause the conditions to the Closing set forth in Article 8 to be satisfied, (ii) using reasonable best efforts to obtain all necessary or advisable actions or non-actions, waivers, waiting period expirations or terminations, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, the giving of any notices to Governmental Authorities or other Persons and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and using reasonable best efforts to take all steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including complying expeditiously with any and all information and document requests by any Governmental Authority in connection with any investigation of the transactions contemplated hereby, (iii) using reasonable best efforts to defend through litigation on the merits any Action, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or restraining order entered by any court or other Governmental Authority vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to such transactions so as to enable the Closing to occur as soon as reasonably possible, and (iv) executing and delivering any additional instruments necessary or advisable to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing Section 7.5(a), each Party shall use its commercially reasonable efforts (or shall cause its applicable Affiliates), to give any material notices to third parties, and each Party shall use, and cause each of its Affiliates to use, its commercially reasonable efforts to obtain any material third-party consents not covered by Section 7.5(a) that are necessary to consummate the transactions contemplated by this Agreement. Each of the Parties shall and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and legally permitted, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to such Parties and each of their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.5 as “outside counsel only.”

Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, none of the Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in Person) in any such meeting with such Governmental Authority (except to the extent that confidential, competitively sensitive business information is to be discussed at such a meeting or conversation).

(c) With regard to DC Owner and the DC Property, Seller shall cause DC Owner to deliver a Notice of Transfer in the form set forth on Section 7.5(c) of the Company Disclosure Letter to each tenant at the DC Property with a copy of such notice to the Mayor of the District of Columbia (each, a “TOPA Notice”). Seller shall use reasonable efforts to cause DC Owner to extend to the tenants of the DC Property no greater rights than are required by TOPA. It shall be a condition to Buyer’s obligation to close on DC Owner and the DC Property that a title insurance policy for the DC Property from the Title Company (or another national title company reasonably acceptable to Buyer) if issued would not contain an exception for the rights of the residential tenants of the DC Property to purchase the DC Property pursuant to TOPA and would include an affirmative endorsement over TOPA. Buyer agrees to use commercially reasonable efforts to cause the issuance of such title insurance policy.

(i) Seller shall use reasonable efforts to send TOPA Notices to each tenant at the DC Property and to the Mayor of the District of Columbia (or her designee) by certified mail within five (5) Business Days after the effective date of the Agreement. Following delivery of the TOPA Notice to the tenants at the DC Property (and a copy of such TOPA Notice to the Mayor of the District of Columbia) in accordance with this Section 7.5(c), Seller shall use reasonable efforts to keep Buyer reasonably informed with respect to any questions or correspondence received by Seller or DC Owner from tenants at the DC Property or the Mayor of the District of Columbia with respect to the TOPA Notice or otherwise in connection with the assignment of the Acquired Interests contemplated by this Agreement as it relates to the DC Property including, without limitation, by providing to Buyer copies of all written questions or correspondence received as promptly as reasonably practicable.

(ii) If a TOPA Claim or any other claims relating to TOPA brought by any other party is asserted, then the Parties shall cooperate and use reasonable efforts to pursue a TOPA Claim Resolution. All costs incurred in complying with TOPA and resolving any TOPA Claims (including the costs of any settlement) or any other claims relating to TOPA brought by any other party shall be shared equally between Buyer and Seller except that Seller shall pay for the costs of preparing and mailing the TOPA Notices.

(A) If a TOPA Claim is asserted and a TOPA Claim Resolution has occurred on or before the scheduled Closing Date, then Closing shall occur with respect to DC Owner and the DC Property on the scheduled Closing Date.

(B) If a TOPA Claim is asserted and a TOPA Claim Resolution has not occurred by the scheduled Closing Date, then: (1) DC Owner shall be excluded from the Pre-Closing

Reorganization and the Closing shall otherwise proceed in accordance with this Agreement except that the Purchase Price payable at such Closing shall be reduced by the amount of the DC Property Allocated Purchase Price; provided that, this Agreement shall survive the Closing with respect to DC Owner and the DC Property unless and until a Subsequent Closing occurs; (2) if a TOPA Claim Resolution occurs prior to termination of this Agreement in accordance with clause (3) of this Section 7.5(c)(ii)(B) below, then (x) Seller and Buyer shall promptly proceed to close Buyer’s acquisition of DC Owner (the “Subsequent Closing”) in accordance with this Agreement, except that such Subsequent Closing shall be structured as an assignment by Seller to the Company of the DC Owner Interests, (y) the purchase price payable at such Subsequent Closing shall be an amount equal to the DC Property Allocated Purchase Price (subject to adjustment and proration in accordance with this Agreement, mutatis mutandis, with time periods for such adjustments and pro rations therein determined as of the date of such Subsequent Closing), and (z) subject to satisfaction or waiver of all other applicable conditions to Closing set forth in Article 8 hereof (except that the condition set forth in Section 8.1(a) shall not need to be satisfied again and all other conditions shall need to be satisfied or waived only to the extent that apply as to DC Owner and DC Property); (3) if a TOPA Claim Resolution has not occurred by the date that is twelve (12) months following the Closing of Buyer’s acquisition of the Acquired Interests (other than the DC Owner Interests) (the “Subsequent Outside Date”), Seller Parent and Buyer shall each have the right to terminate this Agreement with respect to the acquisition of DC Owner and the DC Property, in which event none of the Parties shall have any further obligations with respect to the purchase and sale of DC Owner or the DC Property hereunder; and (4) Section 10.13 sets forth the Parties’ sole and exclusive remedy in the event of any breach or violation of this Section 7.5(c) (provided that, solely for purposes of this clause (4), Section 10.13(b)(ii) shall not apply). In addition, in the event of a TOPA Successful Claim, Seller shall have the right to terminate this Agreement with respect to the acquisition of DC Owner and the DC Property by giving Buyer five (5) Business Days advance written notice, in which event none of the Parties shall have any further obligations with respect to the purchase and sale of DC Owner or the DC Property hereunder, provided the obligation of Buyer and Seller with respect to payment of costs pursuant to Section 7.5(c)(ii) shall survive termination. Notwithstanding the immediately preceding sentence, in the event that Buyer notifies Seller within five (5) Business Days after Seller notifies Buyer of the occurrence of a TOPA Successful Claim that Buyer desires that DC Owner provide an offer of sale to the tenants of the DC Property pursuant to TOPA, Buyer and Seller shall negotiate in good faith for a period not to exceed thirty (30) days to agree to and enter into an amendment to this Agreement to provide for such an offer of sale and Buyer’s and Seller’s rights and obligations in connection therewith, with each of Buyer and Seller acknowledging that the right of tenants, tenant organizations, and the Mayor of the District of Columbia or the District of Columbia (or any agency or instrumentality thereof) under TOPA as it relates to an offer of sale differ materially from the requirements under TOPA as it relates to a Notice of Transfer. Any such amendment will not affect any of the terms and conditions of this Agreement with respect to the purchase and sale of the Acquired Interests (other than the DC Owner Interests). In the event Buyer provides such notice, Seller may not terminate this Agreement with respect to the acquisition of the DC Owner and the DC Property until the expiration of such thirty (30) day period and, if Buyer timely gives such notice less than thirty (30) days prior to the Subsequent Outside Date, the Subsequent Outside Date shall be extended until the expiration of the thirty (30)-day negotiation period. No termination of this Agreement with respect to the DC Owner and the DC Property pursuant to this Section 7.5(c) shall affect the rights and obligations of the Parties with respect to the remaining Company Properties and remaining Company Subsidiaries.

(iii) In the event that the DC Property is excluded from the Closing pursuant to Section 7.5(c)(ii)(B), from the Closing Date and until the date of the Subsequent Closing, Seller Parent (or any of its applicable subsidiaries which is not the Company or any Company Subsidiary) shall be permitted to encumber the DC Property with any Lien required to secure the Indebtedness of Seller Parent or such subsidiaries or that is otherwise related to the Indebtedness of Seller Parent or such subsidiaries (the “Permitted DC Property Liens”); provided that (A) the terms of any Indebtedness of Seller Parent or such subsidiaries that is secured by or otherwise related to a Permitted DC Property Lien shall provide that each applicable Permitted DC Property Lien shall be released in connection with the Subsequent Closing upon the payment of the allocated loan amount with respect to such DC Property or payoff of such Indebtedness, (B) Seller Parent or such subsidiaries shall pay off an amount no less than the allocated loan amount with respect to such DC Property in advance of or concurrently with and subject to the occurrence of the Subsequent Closing such that each Permitted DC Property Lien is released in advance of or concurrently with the Subsequent Closing as contemplated in clause (A) and (C) Seller Parent shall provide customary release documentation with respect to such Permitted DC Property Liens.

(d) With respect to the Company Property located at 1201 S Ross St, Arlington, Virginia and commonly known as Trove Apartments, Seller and Seller Parent shall use commercially reasonable efforts to resolve the Notice of Violation Case Number ZENF25-00040 from the City of Arlington, dated March 3, 2025, including, without limitation, by using commercially reasonable efforts to (i) cause to be completed all requirements to apply for (A) a Certificate of Occupancy for Building A, Units B202, B204, B207-B215 and Building B Units B118-B122 and B133-B134 and (B) a Master Certificate of Occupancy for all units, amenities, fitness center, terrace, swimming pool and garage (668 spaces) (collectively, the “Arlington COs”) and (ii) upon completion of such requirements, file all applications and documents required to apply for such Arlington COs.

Section 7.6 Notification of Certain Matters.

(a) Seller Parent and its Representatives shall give prompt notice to Buyer Parent, and Buyer Parent and its Representatives shall give prompt notice to Seller Parent, of (i) any notice or other communication received by such Party from (x) any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement, or (y) from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any material Actions threatened or commenced against or otherwise affecting any Party, the Company or any of the Company Subsidiaries, as the case may be, that are related to this Agreement or the transactions contemplated by this Agreement.

(b) Seller Parent and its Representatives shall give prompt notice to Buyer Parent, and Buyer Parent and its Representatives shall give prompt notice to Seller Parent, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date, or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, Seller Parent and its Representatives shall give prompt notice to Buyer Parent, and Buyer Parent and its Representatives shall give prompt notice to Seller Parent, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

Notwithstanding anything to the contrary in this Agreement, the failure by Seller Parent, Buyer Parent or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b) or Section 9.3(b)(i).

(c) Seller Parent and its Representatives shall give Buyer Parent the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against Seller Parent and/or its trustees or officers relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Buyer Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves no admission of liability and no restrictions or other obligations binding on Buyer Parent, Seller Parent or any of their respective Affiliates other than the payment of money and the amount of such settlement shall be fully covered by insurance proceeds. Buyer Parent and its Representatives shall give Seller Parent the opportunity to reasonably participate in the defense and settlement of any litigation against Buyer Parent and/or its directors or officers relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Seller Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves no admission of liability and no restrictions or other obligations binding on Buyer Parent, Seller Parent or any of their respective subsidiaries other than the payment of money and the amount of such settlement shall be fully covered by insurance proceeds.

Section 7.7 Voting of Shares. The Buyer Parties shall, and shall cause their respective Affiliates to, vote all Seller Parent Common Shares beneficially owned by the Buyer Parties or any of their respective Affiliates as of the record date for the Seller Parent Shareholder Meeting, if any, in favor of approval of this Agreement.

Section 7.8 Takeover Statutes. The Parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the transactions contemplated by this Agreement.

Section 7.9 Subsidiaries. The Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

Section 7.10 Tax Matters. Buyer Parent and Seller Parent shall cooperate in good faith in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property or economic interest transfer or gains, sales, use, transfer, recordation, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in good faith in attempting to minimize the amount of Transfer Taxes. Buyer shall pay, or cause to be paid, all Transfer Taxes related to the Pre-Closing Reorganization at Closing. With respect to Transfer Taxes payable in connection with assignment of the Acquired Interests to Buyer at Closing, the following shall apply: (a) with respect to Transfer Taxes payable in connection with the transfer of the Company Properties located in the State of Georgia and/or the transfer of equity interests of any Company Subsidiary that holds any such Company Properties, Seller shall pay or cause to be paid any Georgia Real Estate Transfer Tax; (b) with respect to Transfer Taxes payable in connection with the transfer of the Company Properties located in the Commonwealth of Virginia and/or the transfer of the equity interests of any Company Subsidiary that holds any such Company Properties (i) Buyer shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to Seller, any state grantee or recordation tax and any city or local grantee or recordation tax and (ii) Seller shall pay or cause to be paid any state grantor tax and any regional WMATA capital fees; and (c) with respect to Transfer Taxes payable in connection with the transfer of the DC Property and/or the DC Owner Interests (i) Buyer and Seller shall each pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to Seller, fifty percent (50%) of any District of Columbia Recordation Tax and (ii) Buyer and Seller shall each pay or cause to be paid, fifty percent (50%) of any District of Columbia Transfer Tax. The provisions of this Section 7.10 shall survive Closing.

Section 7.11 Buyer Parent Financing.

(a) The Buyer Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to consummate and obtain the Financings on the terms and conditions set forth in the Financing Commitments, including using reasonable best efforts to, as promptly as possible, (i) maintain in effect the Financing Commitments and negotiate and enter into definitive agreements with respect to the Financings on the terms and conditions substantially comparable or no less favorable, in the aggregate, to Buyer Parent than the terms and conditions set forth in the Financing Commitments (including any related flex provisions) (the “Financing Agreements”), and execute and deliver to the Company copies thereof concurrently with such execution, (ii) satisfying on a timely basis all conditions applicable to any of the Buyer Parties set forth in the Financing Commitments and the Financing Agreements and comply with their obligation thereunder, (iii) enforcing (including through litigation) its rights, including, if any, to specific performance, under the Financing Commitments and the Financing Agreements, (iv) prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Financings or any Alternate Financing described in Section 7.11(d) and (v) at or prior to the Closing consummating the Financings contemplated by the Financing Commitments.

(b) Buyer Parent shall (i) comply in all material respects with the Financing Commitments and each of the Financing Agreements, and (ii) keep Seller Parent informed on a timely basis and in reasonable detail of the status of its efforts to consummate the Financings, including prompt notice if for any reason (and in any event no later than two (2) Business Days following the date) Buyer Parent has concluded in good faith that it will not be able to obtain any part of the Financings on the Closing Date, and shall give Seller Parent prompt notice of (and in any event no later than two (2) Business Days following) (x) any breach or default by any party to any Financing Commitments or Financing Agreements of which Buyer Parent becomes aware, and (y) of the receipt by Buyer Parent of any notice or other communication from any Financing Source for the Financings with respect to any (A) breach, default, termination or repudiation by any party to any Financing Commitment or any Financing Agreement of any provisions of any Financing Commitment or any Financing Agreement, or (B) material dispute or disagreement between or among any parties to any Financing Commitment or any Financing Agreement that could reasonably be expected to delay or prevent the Closing. As soon as reasonably practicable after any request by Seller Parent in writing, Buyer Parent shall provide any information reasonably requested by Seller Parent relating to any circumstance referred to in clauses (A) or (B) of the immediately preceding sentence.

(c) None of the Buyer Parties shall, without the prior written consent of Seller Parent, replace (including pursuant to Section 7.11(d) below), permit or consent to the assignment of commitments by any Financing Source, supplement, amend, modify or permit to exist any waiver of any of the Financing Commitments and Financing Agreements if any such replacement financing, supplement, amendment, modification or waiver (i) reduces the proceeds of the Financings available on the Closing Date from that contemplated in the Financing Commitments (after netting out original issue discount, upfront fees and other similar premiums and charges), (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions or contingencies to the receipt of the Financings or other terms as set forth in the Financing Commitments, (iii) could reasonably be expected to delay or prevent the Closing or the funding of all or any portion of the Financings, (iv) could reasonably be expected to make the timely funding of all or any portion of the Financings or satisfaction of the conditions to obtaining the Financings less likely to occur or (v) could reasonably be expected to adversely impact the ability of Buyer Parent (or Seller Parent) to enforce any rights, including, if any, to specific performance, against the Financing Sources and any other parties to the Financing Commitments; provided that, for the avoidance of doubt, Buyer Parent may amend, supplement, modify or waive any terms of the Debt Commitment Letter or other definitive agreements with respect thereto without the consent of Company in any manner not prohibited by the foregoing, including to (I) correct typographical errors or (II) add lenders, lead arrangers, bookrunners, syndication agents or similar entities of similar credit quality (by assignment or otherwise). Buyer Parent shall promptly (and in any event no later than two (2) Business Days thereafter) deliver to the Company executed copies of any replacements, modifications or waivers of or any supplements or amendments to the Financing Commitments. References in this Agreement to the “Debt Commitment Letters,” the “Equity Funding Letter,” and the “Financing Commitments” shall include any replacements, modifications or waivers of or any supplements or amendments to the Financing Commitments obtained by Buyer Parent pursuant to and in accordance with this Section 7.11(c), and references herein to “Debt Financing,” “Equity Funding” and “Financing” shall be deemed to include any such replacement financing.

(d) Subject to the terms and conditions of this Section 7.11, in the event that any portion of the Financings becomes unavailable on terms and conditions substantially comparable or no less favorable, in the aggregate, to Buyer Parent than the terms and conditions (including any flex provisions applicable with respect to the Debt Financing) contemplated in the Financing Commitments, expires by its terms, is terminated by any of the parties to the Financing Commitments or any Financing Source notifies any of the Buyer Parties or any of their respective Affiliates of the unwillingness of the Financing Sources (or any of them) to proceed with the Financings (an event referred to in this sentence, a “Financing Notice Event”), the Buyer Parties shall (i) promptly (and in any event within two (2) Business Days) notify the Company of the Financing Notice Event and (ii) as promptly as practicable following the occurrence of the Financing Notice Event, use reasonable best efforts to arrange and obtain financing from alternative sources in an amount at least equal to the Financings or such unavailable portion thereof, as the case may be, on terms permitted by Section 7.11(c) and otherwise not materially less favorable to Buyer Parent (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (the “New Commitment Letter”) which shall replace the applicable existing Financing Commitment. Buyer Parent shall promptly (and in any event within two (2) Business Days) deliver to Seller Parent true and complete copies of the New Commitment Letter and all other agreements relating to such Alternate Financing. References in this Agreement to the “Debt Commitment Letters,” the “Equity Funding

Letter,” and the “Financing Commitments” shall include any commitment for Alternate Financing obtained in replacement thereof by Buyer Parent pursuant to this Section 7.11(d) and references to “Debt Financing,” “Equity Funding” and “Financing” shall be deemed to include such Alternate Financing.

(e) Buyer Parent acknowledges and agrees that it shall be fully responsible for the Equity Funding and Buyer Parent shall use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Funding, including using reasonable best efforts to take all actions necessary to (i) comply with the terms of and maintain in effect the Equity Funding Letter, (ii) satisfy on a timely basis all conditions and obligations in the Equity Funding Letter and (iii) consummate and fund the Equity Funding at or prior to the Closing. Buyer Parent further agrees that it shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to fully enforce its rights (including through litigation) under the Equity Funding Letter.

(f) Prior to the Closing, and at Buyer Parent’s sole expense, Seller Parent agrees to provide, and shall cause Seller, the Company and the Company Subsidiaries and their respective Representatives to provide, commercially reasonable cooperation in connection with the arrangement of the Debt Financing of the type contemplated by the Debt Commitment Letters as may be reasonably requested by the Buyer Parties or as may be required or reasonably requested by any applicable financing sources. Without limiting the generality of the foregoing, such commercially reasonable efforts shall include: (i) participating in a reasonable number of due diligence sessions, drafting sessions, road shows, lender meetings, ratings agency presentations and other syndication activities and presentations, in each case, upon reasonable notice at mutually agreed times and places (or by video or telephone conference), (ii) reasonably promptly furnishing Buyer Parent and its financing sources with existing historical financial and other existing pertinent information regarding the Company and the Company Subsidiaries that is necessary or customary for financings of the type contemplated by the Debt Financing as may be reasonably requested by the Buyer Parties, (iii) assisting Buyer Parent and its financing sources in the preparation of (A) a confidential information memorandum and similar customary marketing materials in connection with the Debt Financing, (B) customary materials for rating agency presentations, (C) pro forma financial information and pro forma financial statements, in each case of this clause (C), solely with respect to financial information and data derived from historical books and records and only to the extent required to be delivered pursuant to the Debt Commitment Letters or any financing sources at Buyer’s cost, and (D) other customary and commercially reasonable documentation and information of a similar type and scope as reasonably requested by a rating agency, financing source or other third party, (iv) reasonably cooperating with the marketing efforts of Buyer Parent and Financing Lenders for the Debt Financing, (v) providing customary authorization and representation letters and certificates, (vi) assisting with the preparation of credit agreements, pledge and security documents and other definitive financing documents in connection with the Debt Financing (including customary indemnities, affidavits and bring down certificates issued in connection with a securitization of the Debt Financing), with such documents subject to the occurrence of, and to be effective no earlier than, the Closing Date and such documents to be consistent with the terms and conditions of the Debt Commitment Letters, (vii) to the extent constituting a condition precedent under the Debt Commitment Letters or otherwise required by the definitive debt agreements, using commercially reasonable efforts to facilitate the pledging of collateral in connection with the Debt Financing; provided that no such action shall be effective until the Closing, (viii) cooperating in connection with the repayment or defeasance of any Indebtedness of the Company or any of Company Subsidiaries as of, and subject to the occurrence of, the Closing, and the release of related Liens following the repayment in full of such Indebtedness, including timely delivering such payoff, defeasance or similar notices under any existing mortgage or mezzanine loans of the Company or any Company Subsidiary as reasonably requested by Buyer Parent, (ix) provide to Buyer Parent upon written request all documentation and other information with respect to the Company and regulations, including the PATRIOT Act in connection with the Debt Financing, in each case as reasonably requested by Buyer Parent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and to the extent requested at least 10 business days prior to the Closing Date, (x) cooperate with obtaining commercially customary title insurance (subject to reasonable customary exceptions thereto) with respect to each material Company Property as reasonably requested by Buyer Parent, (xi) to the extent reasonably requested by Buyer and necessary in connection with the Debt Financing, use commercially reasonable efforts to obtain estoppels and certificates from lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to any potential financing source, and (xii) to the extent reasonably requested by Buyer Parent and necessary in connection with the Debt Financing, provide customary and reasonable assistance to allow Buyer Parent and its Representatives to conduct customary appraisal and non-invasive environmental and engineering inspections of each Company Property (provided, however, that (A) neither Buyer Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property without Seller Parent’s prior written consent, (B) Buyer Parent shall schedule and coordinate all inspections with Seller Parent in accordance with Section 7.2, and (C) Seller Parent shall be entitled to have representatives present at all times during any such inspection). Notwithstanding anything to the contrary in this Section 7.11 or any other provisions of this Agreement, (A) prior to the Closing, none of Seller Parent, Seller, the Company and any of the Company Subsidiaries shall have any responsibility for, or incur any liability to, any Person under, or in connection with the transactions contemplated by, any of the Financing Commitments, the Financing Agreements and any certificate, document or instrument relating to the Financings, including giving any representations and warranties to any third parties (except for any customary authorization letter in connection with the Debt Financing) or indemnification thereof, (B) none of Seller Parent, Seller, the Company or any of the Company Subsidiaries shall be required to take any action (I) under, or in connection with the transactions contemplated by, any agreement, certificate, document or instrument relating to the Financings that is not contingent upon the Closing Date (including the entry into any agreement that is effective before the Closing Date), (II) that would reasonably be expected to cause any manager, director, officer, trustee, or employee of Seller Parent, Seller, the Company or any of the Company Subsidiaries to incur any personal liability relating to the Financings, (III) that will conflict with or violate its Organizational Documents or any applicable Laws, (IV) result in the loss of attorney-client privilege or other similar legal privilege or (V) that would cause any condition to the Closing to fail to be satisfied or otherwise cause any material breach of this Agreement, (C) the pre-Closing board of trustees (or similar governing body) of Seller Parent, Seller, the Company and any of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financings are obtained, (D) none of Seller Parent, Seller, the Company and any of the Company Subsidiaries shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financings that are effective prior to the Closing, (E) none of Seller Parent, Seller, the Company or any of the Company Subsidiaries shall be required to take any corporate actions that are effective prior to the Closing to permit the consummation of the Financings, (F) none of Seller Parent, Seller, the Company or any of the Company Subsidiaries shall be required to engage in any cooperation that would unreasonably interfere with the normal operations of Seller Parent, Seller, the Company or the Company Subsidiaries, (G) none of Seller Parent, Seller, the Company or any of the Company Subsidiaries shall be required to approach any third parties prior to the Closing Date to discuss agreements limiting the rights of such third parties, (H) none of Seller Parent, Seller, the Company or any of the Company Subsidiaries shall be required to consent to the pre-filing of UCC-1s or the grant of liens on Seller Parent’s, Seller’s, the Company’s or the Company Subsidiaries’ assets prior to the Closing Date, (I) none of Seller Parent, Seller, the Company or any of the Company Subsidiaries shall be required to deliver any projections, pro forma financial information or any other forward-looking information to any third parties; provided that this clause (I) shall in no way limit Seller Parent’s obligation to cooperate in the preparation of such pro forma financial information by Buyer Parent to the extent required in the immediately preceding sentence, (J) none of Seller Parent, Seller, the Company or any of the Company Subsidiaries shall be required to deliver any financial statements in a form or subject to a standard different than those provided to Buyer Parent on or prior to the date of this Agreement and (K) none of Seller Parent, Seller, the Company or any of the Company Subsidiaries shall be required to deliver any legal opinions or accountants’ cold comfort letters or reliance letters. Buyer Parent shall, promptly upon demand by Seller Parent, reimburse Seller Parent for all reasonable out-of-pocket costs and expenses incurred by Seller Parent, Seller, the Company, the Company Subsidiaries and their respective Representatives in connection with such cooperation. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless Seller Parent, Seller, the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financings and any information utilized in connection therewith. None of Seller Parent, Seller, the Company, the Company Subsidiaries and their respective Representatives shall have any liability to Buyer Parent or any of its Affiliates in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 7.11(f). Notwithstanding anything to the contrary, the condition set forth in Section 8.2(b), as it applies to Seller Parent’s obligations under this Section 7.11(f) shall be deemed satisfied unless the Financings (or any Alternate Financing) have not been obtained primarily as a result of Seller Parent, Seller, the Company’s or the Company Subsidiaries’ willful and material breach of its obligations under this Section 7.11(f). Subject to the immediately preceding sentence, the cooperation set forth in Section 7.11(f)(i) through Section 7.11(f)(xii) above shall also apply with respect to sources of agency debt, subject to the same limitations and exclusions set forth in the immediately following paragraph.

(g) All non-public or otherwise confidential information regarding Seller Parent, Seller, the Company and the Company Subsidiaries obtained by Buyer Parent or its Representatives pursuant to Section 7.11(f) above shall be kept confidential in accordance with the Nondisclosure Agreement, and Buyer Parent shall be liable for any breach of this provision or the Nondisclosure Agreement by Buyer Parent or any of its Representatives to the same extent as if the breach had been committed directly by Buyer Parent.

(h) Seller Parent hereby consents, on behalf of itself, Seller, Company and the Company Subsidiaries, to the customary and reasonable use of the logos relating to Seller Parent solely in connection with the Debt Financing for purposes of inclusion in customary marketing materials in connection with the syndication of such Debt Financing and inclusion in any customary “tombstones” describing the Debt Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage Seller Parent’s reputation or goodwill.

(i) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.11 represent the sole obligation of Seller Parent, Seller, the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with any indebtedness, financing or the arrangement of any modifications thereto (including, for the avoidance of doubt, the Financings) to be obtained by any of the Buyer Parties or any of their respective Affiliates with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financings) by any of the Buyer Parties or any of their respective Affiliates or any other financing or other transactions (including any consents, waivers, amendments or other modifications with respect to indebtedness of Seller Parent, Seller, the Company and the Company Subsidiaries) be a condition to any obligations of any of the Buyer Parties under this Agreement.

Section 7.12 Seller Parent Name and Marks.

(a) Except as otherwise expressly provided in this Section 7.12, the Buyer Parties acknowledge and agree on behalf of themselves and their respective Affiliates (i) that all rights in and to the Seller Parent Names and Seller Parent Marks shall terminate on the Closing Date and (ii) all uses of the Seller Parent Names and Seller Parent Marks shall cease immediately upon the Closing.

(b) The Buyer Parties and their respective Affiliates shall (i) immediately upon the Closing Date cease all use of any of the Seller Parent Names and Seller Parent Marks on or in connection with all stationery, business cards, purchase orders, lease agreements, invoices and other similar correspondence and any documents of a contractual nature and (ii) promptly, and in any event no later than sixty (60) days after the Closing Date, complete the removal of the Seller Parent Names and any Seller Parent Marks from all products, services and promotional brochures.

(c) After the Closing Date the Buyer Parties and their respective Affiliates will not expressly, or by implication, do business as or represent themselves as Seller Parent or an Affiliate thereof.

(d) Promptly after the Closing Date, but in any event no later than thirty (30) Business Days after the Closing Date, the Buyer shall or shall cause its Affiliates to make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any use of the Seller Parent Names and Seller Parent Marks from the corporate names, registered names or registered fictitious names of the Company and its Affiliates.

(e) Except to the extent expressly provided in this Section 7.12, none of the Buyer Parties nor any of their respective Affiliates shall have any rights in any of the Seller Parent Names and Seller Parent Marks and none of the Buyer Parties nor any of their respective Affiliates shall contest the ownership or validity of any rights of Seller Parent or any of its Affiliates in or to any of the Seller Parent Names and Seller Parent Marks.

(f) The Buyer Parties shall cause their respective Affiliates to adhere to and comply with the provisions of this Section 7.12.

Section 7.13 Employee Matters.

(a) Not less than ten (10) Business Days prior to the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, extend a Comparable Offer of Employment with Buyer or one of its Affiliates, effective as of the Closing Date and subject to completion of the Buyer’s or its respective Affiliate’s standard pre-employment screening procedures and documentation in a manner that is reasonably satisfactory to Buyer, and consistent with Buyer’s past practice, to each Employee, each Replacement Employee and any other employee whose employment is at a Company Property and, in each case, who is specifically identified on Section 7.13(a) of the Company Disclosure Letter (the “Employee List”) and who is employed by a Seller Party as of immediately prior to the Closing Date (each, a “Scheduled Employee”). The Employee List shall include all of the Employee List Criteria for each Scheduled Employee and shall be updated at times prior to the Closing, as reasonably requested by Buyer, including to reflect any replacement or removal of a Scheduled Employee, in each case, to the extent permitted by, and otherwise in accordance with, the terms of this Agreement, and the addition of any other employee as mutually agreed upon by Seller and Buyer (and each such employee on the Employee List as of immediately prior to the Closing shall be a “Scheduled Employee” for purposes of this Section 7.13). Any Scheduled Employee who accepts and commences active employment with Buyer or an Affiliate of Buyer shall be referred to herein as a “Hired Employee”, with such employment to be conditioned upon the consummation of the transactions contemplated by this Agreement; provided, however, that with respect to any Scheduled Employee who is not actively employed at the time such offers are made because such employee is on a short-term or long-term disability leave, workers’ compensation, or similar leave of absence (other than regularly scheduled vacation) (collectively, the “Leave of Absence Employees”), Buyer and its Affiliates shall be under no obligation to make an offer to any such Leave of Absence Employee unless and until such Leave of Absence Employee returns to active employment on or within six months following the Closing Date (or such longer period as may be required by applicable Law).

(b) To the extent Buyer or an Affiliate of Buyer fails to make a Comparable Offer of Employment to a Scheduled Employee on terms satisfying this Section 7.13 and such failure results in any obligation of payment of any severance or other benefits to such Scheduled Employee under the Seller Severance Pay Plan (“Scheduled Employee Severance”), Buyer shall be solely responsible for such Scheduled Employee Severance (and Buyer shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Seller and its Affiliates for all such severance and other benefits and costs incurred to the extent provided by Seller to such Scheduled Employee under the Seller Severance Pay Plan) and at Closing, Buyer shall and shall cause its Affiliates to, reimburse Seller and its Affiliates for an amount equal to such Scheduled Employee’s prorated bonus, based on the target bonus reflected on Section 4.24(a) of the Company Disclosure Letter, for the year in which the Closing Date occurs to each such Scheduled Employee who typically receives an annual cash bonus from Seller or its Affiliates.

(c) The applicable Seller Party or its respective Affiliates (including the Company) shall terminate the employment of each Hired Employee who is not a Leave of Absence Employee, effective as of immediately prior to the Closing.

(d) As of the Closing Date and until the first anniversary of the Closing Date, each Hired Employee shall receive from Buyer or an Affiliate of Buyer: (i) an annual salary or wage rate and annual bonus opportunity that are each not less than the annual salary or wage rate and annual bonus opportunity provided by Seller or its Affiliates to such Hired Employee immediately prior to the Closing

Date and (ii) employee benefit plan coverage that is substantially comparable in the aggregate to the employee benefit plan coverage provided to similarly situated employees of Buyer or an Affiliate of Buyer. For the avoidance of doubt, the Parties intend that the terms and conditions of employment offered by Buyer, or an Affiliate of Buyer, to the Hired Employees shall not constitute an “employment loss” under the WARN Act.

(e) From the Closing Date until the date that is one hundred eighty (180) days after the Closing Date, each Hired Employee shall receive from Buyer or an Affiliate of Buyer severance benefits that are no less favorable than those provided by Seller or its Affiliates immediately prior to the Closing Date.

(f) The Parties intend that the Hired Employees shall have continuous and uninterrupted employment immediately before, on and immediately after the Closing Date, and the Parties shall use reasonable efforts to ensure the same. For purposes of eligibility to participate, vesting, benefit accruals and level of benefits (except as otherwise specifically provided below) under any benefit plan maintained by Buyer and/or an Affiliate of Buyer providing benefits to any Hired Employee after the Closing Date, each Hired Employee shall be credited with his or her years of service with Seller and its Affiliates (and any predecessors) prior to Closing Date, to the same extent as such Hired Employee was (or would have been) entitled, before the Closing Date, to credit for such service under the benefit plans of Seller and its Affiliates; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service, (ii) for any purpose under any defined benefit retirement plan, retiree welfare plan, or equity-based incentive of Buyer or its Affiliates, (iii) to the extent not recognized by Seller or its Affiliates for similar purposes or (iv) for purposes of any plan, program or arrangement (A) under which similarly situated employees of Buyer and its Affiliates do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to Hired Employees, Buyer and/or its Affiliates shall take commercially reasonable steps to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which each Hired Employee begins participation in the benefit plan of Buyer.

(g) If and to the extent required by applicable Law or policy, Seller or its Affiliates (as applicable) shall pay each Hired Employee all accrued and earned but unused vacation, sick leave and other paid time off for periods prior to the Closing Date as soon as administratively practicable following the Closing Date or as required by applicable Law. Each Hired Employee shall be eligible for vacation, sick leave and paid time off policies that are substantially similar to those provided to similarly situated employees of the Buyer or an Affiliate of the Buyer.

(h) Buyer agrees to provide or cause to be provided any required notice under the WARN Act and otherwise to comply in all material respects with the WARN Act with respect to any “plant closing” or “mass layoff” or similar event affecting Hired Employees and occurring in the ninety (90)-day period after the Closing Date. Seller agrees to provide or cause to be provided any required notice under the WARN Act, and otherwise to comply in all material respects with the WARN Act with respect to any “plant closing” or “mass layoff” or similar event affecting employees of Seller and its Affiliates and occurring on or prior to the Closing Date.

(i) Seller agrees that, notwithstanding the terms of any noncompetition, non-solicitation, nondisclosure, non-interference, or similar restrictive covenant between any Seller Party or its Affiliates and a Hired Employee, such Hired Employee shall be permitted to provide services to Buyer and its Affiliates (including the Company and any Company Subsidiary) following the Closing, and Seller shall not, and shall cause its Affiliates to not, seek to enforce the terms of any such restrictive covenant against Buyer or any of its Affiliates (including the Company or any Company Subsidiary) or any Hired Employee following the Closing Date in connection with any Hired Employee’s employment or service with Buyer or its Affiliates.

(j) The provisions of this Section 7.13 are solely for the benefit of the Parties, and no provision of this Section 7.13 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, or result in any current or former director, employee, consultant of Seller or its Affiliates or any other individual associated therewith being regarded for any purposes as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. For the avoidance of doubt, nothing in this Agreement, express or implied, shall confer upon any employee (including any Hired Employee), or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

(k) For the avoidance of doubt, the provisions of this Section 7.13 shall apply to each Scheduled Employee with respect to the DC Property.

Section 7.14 Pre-Closing Reorganization Transactions. During the Interim Period, the Parties shall cooperate, and the Buyer Parties shall provide such assistance as Seller may reasonably request, to effectuate the Pre-Closing Reorganization prior to the Closing; provided that (i) none of the Seller Parties, Company nor any of the Company Subsidiaries shall be required to take any action in contravention of (A) any Organizational Document of the Seller Parties, the Company or any of the Company Subsidiaries, (B) any material contract to which they are a party or (C) applicable Law, (ii) any exercises of any rights of termination or other terminations, sales or transactions, including other obligations of the Seller Parties, Company or Company Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article 8 having been satisfied (or, with respect to Section 8.2, waived) and receipt by Seller Parent of a written notice from Buyer stating that Buyer is prepared to proceed immediately with the Closing (it being understood that in any event the Pre-Closing Reorganization will be deemed to have occurred prior to the Closing); provided that if the Closing does not occur, if requested by Seller, the Parties shall take all action necessary to reverse or otherwise not consummate any such transactions, without any liability to the Seller Parties, the Company or any Company Subsidiary, (iii) none of the Seller Parties, the Company or any Company Subsidiary shall be required to take any such action that could adversely affect the classification as a REIT prior to the Closing Date of Seller Parent or could subject Seller Parent to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes). Seller shall not make any submissions, recording or filings related to the Pre-Closing Reorganization without Buyer’s prior written consent. Without limiting the foregoing, none of the representations, warrants or covenants of the Seller Parties, the Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.14. At Closing, Buyer shall reimburse the Seller Parties or their respective Affiliates for all reasonable and documented out-of-pocket costs or expenses incurred by any of the Seller Parties in connection with any actions taken by the Seller Parties to effectuate the Pre-Closing

Reorganization (including any title and recordation costs, transfer taxes and other similar costs or expenses related thereto) (the “Reorganization Expenses”); provided that the Reorganization Expenses shall not include professional services, advisory firm or attorney’s fees incurred pursuant to this Section 7.14. Buyer acknowledges and agrees that with respect to any Company Property that either as part of the Pre-Closing Reorganization or prior to the date hereof has been conveyed by Seller Parent or a subsidiary of Seller Parent to a Company Subsidiary by warranty deed, in the event of any breach of any such warranty claim, notwithstanding anything set forth in such warranty deed to the contrary, the sole remedy of Buyer, the Company or the applicable Company Subsidiary in the event of such a breach of warranty shall be to pursue a claim under any title insurance that may be in effect for such Company Property and none of Buyer, the Company or the applicable Company Subsidiary shall have any recourse against Seller Parent or any subsidiary of Seller Parent for such a breach. Seller Parent agrees to assign or cause to be assigned any such title insurance claim to the applicable Company Subsidiary and shall provide reasonable assistance to the applicable Company Subsidiary to pursue such claim. The obligations of Seller Parent under the foregoing sentence shall expire on the earlier to occur of (i) the issuance of a new title insurance policy insuring the applicable Company Subsidiary’s title to such Company Property or (ii) sixty (60) days after the Closing Date.

Section 7.15 Condominium Estoppels. With respect to each Company Property that is a condominium unit, Seller shall request from the applicable condominium association that is active, and shall use commercially reasonable efforts to obtain (without any obligation to incur any material costs or expenses in connection therewith), a customary estoppel certificate with respect to such condominium units in compliance with the condominium documents and the status of any condominium fees and assessments required to be paid by the Company Subsidiary owning such condominium unit (each, a “Condominium Estoppel”).

Section 7.16 Casualty and Condemnation. In the event that any Company Property is now, or becomes subject to prior to Closing, a condemnation or eminent domain proceeding or is damaged by fire or other casualty, Seller shall reasonably cooperate with Buyer to cause at Closing the applicable condemnation awards or insurance proceeds (other than lost rent insurance proceeds applicable to the period prior to Closing) to be assigned to Buyer or retained as the property of the applicable Company Subsidiary, less any amounts incurred by the applicable Company Subsidiary or Seller to restore the applicable Company Property. With respect to a casualty at a Company Property, Seller shall perform such repairs as necessary or appropriate to restore the applicable Company Property. With respect to any such repairs in process as of the Closing, Seller shall cause the applicable Company Subsidiary (a) to maintain access to all insurance proceeds after the Closing, (b) pay for all work incurred prior to the Closing and (c) and obtain lien waivers with respect to all such work. With respect to any such condemnation or eminent domain proceedings, Buyer shall have the right to participate in any settlement with respect thereto and, prior to Closing, Seller shall not settle any such proceeding without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent any such condemnation or eminent domain proceedings are not settled as of Closing, Buyer shall have the sole right to pursue and settle same following Closing. The provisions of this Section 7.16 shall survive Closing. Buyer acknowledges that Buyer shall have no right to terminate this Agreement in the event of the occurrence of a casualty or condemnation (whether noticed, otherwise threatened or pending) at any Company Property whether existing on the date hereof of hereafter occurring.

Section 7.17 Seller Parent Indebtedness. Seller Parent shall use reasonable efforts to deliver all notices and take all other actions to facilitate the termination and repayment in full of all Indebtedness of Seller Parent set forth on Section 7.17 of the Company Disclosure Letter (the “Payoff Indebtedness”) on the Closing Date. In furtherance and not in limitation of the foregoing, Seller Parent and its subsidiaries shall use reasonable efforts to deliver to Buyer at least five (5) Business Days prior to the Closing Date a draft payoff letter, and at least one (1) Business Day prior to the Closing Date an executed payoff letter, with respect to Seller Parent’s revolving and term loan credit facilities (the “Payoff Letters”) of Seller Parent to be paid off, discharged and terminated on the Closing Date, in each case in form and substance reasonably customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such Indebtedness is owed.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to this Agreement to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Seller Parent Shareholder Approval. The Seller Parent Shareholder Approval shall have been obtained in accordance with applicable Law and the Seller Parent Declaration.(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of any transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the transactions contemplated hereby.

Section 8.2 Conditions to Obligations of Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Buyer, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.3(c) (Capital Structure), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Approval Required), and Section 4.21 (Brokers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Section 4.3(a) and Section 4.3(b) (Capital Structure) and Section 4.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Company and the Seller Parties. Each of the Company and the Seller Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement at or prior to the Closing.

(c) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Company Material Adverse Effect.

(d) Delivery of Certificate. Seller Parent shall have delivered to Buyer a certificate, dated the date of the Closing and signed by the chief executive officer and chief financial officer of Seller Parent, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Delivery of Seller Documents. On the Closing Date, Seller shall have executed and delivered the documents and deliveries set forth in Section 2.4(a).

Section 8.3 Conditions to Obligations of the Company and Seller Parties. The obligations of the Company and Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Seller at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.6 (Brokers), Section 5.7 (Sufficient Funds; Guarantee), Section 5.8 (Solvency) and Section 5.10 (No Vote of Buyer Parent Equityholders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (ii) each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Buyer Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Performance of Covenants or Obligations of the Buyer Parties. The Buyer Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement at or prior to the Closing.

(c) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Buyer Material Adverse Effect.

(d) Delivery of Certificate. Buyer Parent shall have delivered to Seller a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer (or equivalent officers) on behalf of Buyer Parent, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) Delivery of Buyer Documents. On the Closing Date, Buyer shall have executed and delivered the documents and deliveries set forth in Section 2.4(b).

ARTICLE 9

TERMINATION AND FEES

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, notwithstanding the receipt of the Seller Parent Shareholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of Buyer Parent and Seller Parent;

(b) by either Buyer Parent or Seller Parent, upon written notice to the other:

(i) if the transactions contemplated hereby shall not have been consummated on or before January 31, 2026 (the “Outside Date”); provided however, if this Agreement has not previously been terminated pursuant to this Section 9.1(b)(i), solely with respect to the sale of DC Owner and/or DC Property, if and as necessary in accordance with Section 7.5(c), the Subsequent Outside Date; provided further that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the primary cause of, or resulted in, the failure of such transactions to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the transactions contemplated hereby, and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in the issuance of such final, non-appealable Order or taking of such other action by such Governmental Authority; or

(iii) if the Seller Parent Shareholder Approval shall not have been obtained at the Seller Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Agreement and the transactions contemplated hereby was taken.

(c) by Buyer Parent, upon written notice to Seller Parent:

(i) if Seller Parent, Seller or the Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) (a “Seller Terminating Breach”), and (B) cannot be cured (or, if capable of cure, is not cured) by, and has not been satisfied or waived by, the date that is two (2) Business Days prior to the Outside Date; provided that Buyer Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Buyer Terminating Breach shall have occurred and be continuing at the time Buyer Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) if, prior to obtaining the Seller Parent Shareholder Approval, the Seller Parent Board or any committee thereof (A) shall have effected a Seller Parent Adverse Recommendation Change or (B) approves, adopts, publicly recommends, or enters into or allows the Company or any of the Company Subsidiaries to enter into, an Alternative Acquisition Agreement relating to any Competing Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(d) by Seller Parent, upon written notice to Buyer Parent:

(i) if any of the Buyer Parties shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) (a “Buyer Terminating Breach”) and (B) cannot be cured (or, if capable of cure, is not cured) by, and has not been satisfied or waived by, the date that is two (2) Business Days prior to the Outside Date; provided that Seller Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Seller Terminating Breach shall have occurred and be continuing at the time Seller Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii) prior to obtaining the Seller Parent Shareholder Approval, if the Seller Parent Board determines to enter into an Alternative Acquisition Agreement with respect to a Superior Acquisition Proposal in accordance with Section 7.3(d); provided, however, substantially concurrently with the occurrence of such termination, the payment required by Section 9.3(b)(iii) shall be made in full to Buyer Parent and an Alternative Acquisition Agreement shall be entered into with respect to such Superior Acquisition Proposal, and in the event that such payment is not substantially concurrently made and such Alternative Acquisition Agreement is not substantially concurrently entered into, such termination shall be null and void; or

(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied or waived by Buyer Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 9.1(d)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 2.3, the Company has delivered irrevocable written notice to Buyer Parent to the effect that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived by Buyer Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company is ready, willing and able to consummate the Closing, and (C) the Buyer fails to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (B) of this Section 9.1(d)(iii), and the Company stood ready, willing and able to consummate the Closing at all times during such three (3) Business Day period.

Section 9.2 Notice of Termination; Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer Parent or Seller Parent, except that the Nondisclosure Agreement, the

Guarantee and the provisions of Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), the reimbursement and indemnification obligations of Section 7.11(e) (Buyer Financing), this Section 9.2 (Notice of Termination; Effect of Termination), Section 9.3 (Fees and Expenses), and Article 10 (General Provisions) and the definitions of all defined terms appearing in such sections, shall survive such termination of this Agreement; provided that no such termination shall relieve any Party from any liability or damages resulting from any fraud in connection with this Agreement or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For purposes of the this Article 9, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, in each case, with the actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the transactions are consummated; provided that, at Closing, the Buyer and Seller Parent shall share equally all Proxy Statement Expenses up to $1,000,000 in the aggregate; provided, further that Seller Parent shall bear all Proxy Statement Expenses in excess of $1,000,000. At Closing, Buyer shall also reimburse Seller Parent for all costs associated with the surveys, property condition reports and environmental reports that were provided by Seller Parent with respect to the Company Properties as set forth on Section 9.3(a) of the Company Disclosure Letter. Buyer shall pay all title insurance premiums and costs of title insurance endorsements at Closing. Except as set forth in Section 7.10 or elsewhere in this Agreement, all closing costs with respect to each Company Property shall be paid in accordance with the custom of the jurisdictions where the applicable Company Property is located.

(b) In the event that:

(i) (A)(x) this Agreement is terminated by Buyer Parent pursuant to Section 9.1(c)(i), and after the date of this Agreement and prior to the breach giving rise to such right of termination, a Competing Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Competing Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Seller Parent Board and not withdrawn, or (y) this Agreement is terminated by Seller Parent or Buyer Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), and after the date of this Agreement and prior to the Seller Parent Shareholder Meeting, a Competing Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to Seller Parent’s shareholders and not withdrawn, and (B) within twelve (12) months after the date of such termination, a transaction in respect of a Competing Acquisition Proposal is consummated or Seller Parent enters into an Alternative Acquisition Agreement in respect of a Competing Acquisition Proposal that is later consummated;

(ii) this Agreement is terminated by Buyer Parent pursuant to Section 9.1(c)(i) (solely by reason of a willful and material breach or violation of Section 7.1 or Section 7.3) or Section

9.1(c)(ii); or

(iii) this Agreement is terminated by Seller Parent pursuant to Section 9.1(d)(ii);

then, in any such event, Seller Parent shall pay to Buyer Parent the Seller Termination Fee, it being understood that (A) in no event shall Seller Parent be required to pay the Seller Termination Fee or the Buyer Expenses on more than one occasion and (B) in the event that the Buyer Expenses have already been paid, Seller Parent shall be entitled to credit the amount of the Buyer Expenses previously paid pursuant to Section 9.3(c) against the amount of the Seller Termination Fee. Payment of the Seller Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Buyer Parent (x) at the time of consummation of any transaction contemplated by a Competing Acquisition Proposal, in the case of a Seller Termination Fee payable pursuant to Section 9.3(b)(i), (y) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Seller Termination Fee payable pursuant to Section 9.3(b)(ii), and (z) substantially concurrently with such termination, in the case of a Seller Termination Fee payable pursuant to Section 9.3(b)(iii). Notwithstanding anything in this Agreement to the contrary, including Section 9.2, in the event that the Seller Termination Fee becomes payable, then payment to Buyer Parent of the Seller Termination Fee, together with any amounts due under Section 9.3(e), shall be Buyer Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Seller Parent, Seller, the Company, the Company Subsidiaries and each of their respective former, current and future trustees, directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future trustee, director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Seller Affiliate Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure to consummate the transactions contemplated hereby or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Seller Termination Fee no Seller Affiliate Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby. “Seller Termination Fee” means $37,500,000; provided, however, that, in the event the Seller Termination Fee becomes payable as a result of the termination of this Agreement at or prior to the end of the Initial Termination Period, either (a) by Seller Parent pursuant to Section 9.1(d)(ii), or (b) by Buyer Parent pursuant to Section 9.1(c)(i), then, in the case of either of the immediately preceding clauses (a) or (b), “Seller Termination Fee” means an amount equal to $27,500,000. “Initial Termination Period” means later of (i) 11:59 p.m. (New York City time) on the date that is thirty (30) days after the date of this Agreement, and (ii) 11:59 p.m. (New York City time) on the first Business Day after the end of all Notice of Change Periods specified in Section 7.3(e) (including any subsequent notice periods thereunder) applicable to any potential Superior Acquisition Proposal (including as revised or amended), so long as the initial Notice of Change Period in respect of a potential Superior Acquisition Proposal from a particular Person has been provided at or before 11:59 p.m. (New York City time) on the date that is thirty (30) days after the date of this Agreement.

(c) In the event this Agreement is terminated by either Buyer Parent or Seller Parent pursuant to Section 9.1(b)(iii), then, in any such instance, Seller Parent shall pay to Buyer Parent by wire transfer of same day funds to the account or accounts designated by Buyer Parent promptly following delivery by Buyer to Seller of a written statement setting forth the amount of Buyer Expenses (and reasonable documentation thereof), all reasonable out-of-pocket costs, fees and expenses incurred by Buyer or Buyer Parent in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, due diligence costs, financing costs (including deposits and commitment fees in connection with new loans) and reasonable attorneys’ fees (the “Buyer Expenses”); provided that Seller Parent shall not be obligated to pay Buyer Expenses in excess of $3,000,000.00; provided, further, that any payment of Buyer Expenses shall not affect Buyer Parent’s right to receive any Seller Termination Fee otherwise due under Section 9.3(b) that becomes due and payable.

(d) In the event that this Agreement is terminated (i) by Seller Parent pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii) or (ii) by Buyer Parent or Seller Parent pursuant to Section 9.1(b)(i) and the Company was then entitled to terminate this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii);

then, in any such event, Buyer Parent shall pay to Seller Parent the Buyer Termination Fee, it being understood that in no event shall Buyer Parent be required to pay the Buyer Termination Fee on more than one occasion. Payment of the Buyer Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Company as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof). Notwithstanding anything in this Agreement to the contrary, including Section 9.2, in the event that the Buyer Termination Fee becomes payable, then payment to Seller Parent of the Buyer Termination Fee, together with any amounts due under Section 9.3(e), shall be Seller Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Buyer Parties and each of their respective former, current and future trustees, directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future trustee, director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure to consummate the transactions contemplated hereby or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Buyer Termination Fee no Buyer Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby. “Buyer Termination Fee” means $100,000,000.00.

(e) Each of Seller Parent and Buyer Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. If Seller Parent fails promptly to pay any amounts due pursuant to Section 9.3(b), or Buyer Parent fails to promptly pay any amounts due pursuant to Section 9.3(c), as applicable, and, in order to obtain such payment, Seller Parent or Buyer Parent, as applicable, commences a suit that results in a judgment against the other Party for the amounts set forth in Section 9.3(b) or Section 9.3(c), as applicable, Seller Parent shall pay to Buyer Parent or Buyer Parent shall pay to Seller Parent, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) from the date of termination of this Agreement at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%.

Section 9.4 Payment of Amount or Expense.

(a) In the event that Buyer Parent is obligated to pay the Buyer Termination Fee pursuant to Section 9.3(c) (the “Section 9.3 Amount”), Buyer Parent shall pay to Seller Parent from the applicable Section 9.3 Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Section 9.3 Amount and (ii) the sum of (A) the maximum amount that can be paid to Seller Parent without causing Seller Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by Seller Parent’s independent certified public accountants, plus (B) in the event Seller Parent receives either (x) a letter from Seller Parent’s outside counsel indicating that Seller Parent has received a ruling from the IRS described in Section 9.4(b)(ii) or (y) an opinion from Seller Parent’s outside counsel as described in Section 9.4(b)(ii), an amount equal to the Section 9.3 Amount, less the amount payable under clause (i) above. To secure Buyer Parent’s obligation to pay these amounts, Buyer Parent shall deposit into escrow an amount in cash equal to the Section 9.3 Amount with an escrow agent selected by Seller Parent and on such terms (subject to Section 9.4(a)) as shall be mutually agreed upon by Seller Parent, Buyer Parent and the escrow agent as reflected in an escrow agreement among such parties; provided that the payment or deposit into escrow shall be at Seller Parent’s option. The payment or deposit into escrow of the Section 9.3 Amount pursuant to this Section 9.4(a) shall be made at the time Buyer Parent is obligated to pay Seller Parent such amount pursuant to Section 9.3(c) by wire transfer of same day funds.

(b) The escrow agreement shall provide that the Section 9.3 Amount in escrow or any portion thereof shall not be released to Seller Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Seller Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Seller Parent without causing Seller Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Seller Parent accountants revising that amount, in which case the escrow agent shall release such amount to Seller Parent, or (ii) a letter from Seller Parent’s counsel indicating that Seller Parent received a ruling from the IRS holding that the receipt by the Company of the Section 9.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Seller Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Seller Parent of the Section 9.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 9.3 Amount to Seller Parent. Buyer Parent agrees to amend this Section 9.4 at the reasonable request of Seller Parent in order to (x) maximize the portion of the Section 9.3 Amount that may be distributed to Seller Parent hereunder without causing Seller Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Seller Parent’s chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist Seller Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b). Buyer Parent shall be deemed to have satisfied its obligations pursuant to this Section 9.4 so long as it deposits into escrow the Section 9.3 Amount, notwithstanding any delay or reduction in payment to Seller Parent, and shall have no further liability with respect to payment of the Section 9.3 Amount. The portion of Section 9.3 Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.4. Seller Parent shall fully indemnify Buyer Parent and hold Buyer Parent harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting directly or indirectly from the escrow agreement.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.

Section 10.2 Release. The Buyer Parties, Company and Seller Parties expressly waive and release any and all other claims, rights, or causes of action (whether in contract, in tort, under statute, or at law or in equity), including for indemnification, contribution, or reimbursement, each may have against the other, now or in the future, including arising under, in connection with or relating to any Environmental Law or Hazardous Substances.

Section 10.3 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties or if sent by email of a .pdf attachment (providing confirmation of transmission) at the following street addresses, or email addresses (or at such other street address, or email address for a Party as shall be specified by like notice):

if to Seller Parent, Seller or the Company to:

Elme Communities

7550 Wisconsin Avenue, Suite 900

Bethesda, MD 20814

Attn: W. Drew Hammond

Email: [***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attn: Paul D. Manca and Elizabeth Banks

Email: [***]

if to Buyer Parent or Buyer to:

CEVF VI Capitol Holdings, LLC

c/o Cortland Partners, LLC

3424 Peachtree Road NE

Suite 300

Atlanta, GA 30326

Attn: Steven DeFrancis

Email: [***]

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, GA 30309

Attn: John Wilson, Spencer Johnson and John Anderson

Email: [***]

All notices, requests, claims, consents, demands and other communications under this Agreement shall be deemed duly given (A) if delivered in person, on the date delivered, (B) if sent by electronic mail, on the same day it was received without the sender receiving a notice of failure to deliver, or (C) if sent by prepaid overnight courier, on the next Business Day (providing proof of delivery). For the avoidance of doubt, counsel for a Party may send notices, requests, claims, consents, demands or other communications on behalf of such Party.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including any Exhibit and the Company Disclosure Letter), the Guarantee and the Nondisclosure Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for (a) following the valid termination of this Agreement pursuant to Article 9 and subject to Section 9.2, the right of Seller Parent, as sole and exclusive agent for and on behalf of the shareholders of Seller Parent (each of which are third-party beneficiaries of this Agreement solely to the extent required for this proviso to be enforceable), to pursue damages in accordance with this Agreement in the event of a breach by any of the Buyer Parties of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any obligations of any of the Buyer Parties, under this Agreement in the event of any such breach, but rather Seller Parent shall have the sole and exclusive right to do so, as agent for such shareholders of Seller Parent and (b) the provisions of Section 10.9(b), Section 10.11 and Section 10.13(c) (which shall be for the benefit of any Debt Financing Sources and any of their respective Representatives and which may not be amended or otherwise modified in respect of any Debt Financing Source without the prior written consent of such Debt Financing Source). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.8 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Amendment. Subject to any consent rights of Financing Sources pursuant to Section 10.6 and compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the Seller Parent Board and Buyer Parent, respectively, at any time before or after receipt of the Seller Parent Shareholder Approval and prior to the Closing; provided that, after the Seller Parent Shareholder Approval has been obtained, there shall not be any amendment of this Agreement that changes the amount or form of payment of the Purchase Price, or which by applicable Law requires the further approval of the shareholders of Seller Parent without such further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 10.8 Extension; Waiver. At any time prior to the Closing, a Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.9 Governing Law.

(a) This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to any choice or conflict of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

(b) Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree that (i) any Action involving a Debt Financing Source that is in any way related to this Agreement or the transactions contemplated by this Agreement or the performance of services hereunder or related hereto, including, without limitation, any dispute arising out of or relating in any way to the Financings, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of the State of New York that would result in the application of the laws of any other State, (ii) service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.3 shall be effective service of process against them for any such Action, and (iii) a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything herein to the contrary, each of the Parties hereby agrees that it will not, nor will it permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way relating to this Agreement or the transactions contemplated hereby, including, without limitation, any dispute arising out of or relating in any way to any Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 10.11 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third party claim.

Section 10.10 Consent to Jurisdiction. Each Party irrevocably agrees and consents (a) to submit itself to the exclusive jurisdiction of and forum of the Business and Technology Case Management Program of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division (collectively, the “Chosen Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) not to attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) to waive any objection to the laying of venue of any Action in the Chosen Courts and agrees not to plead or claim in the Chosen Courts that such litigation brought therein has been brought in any inconvenient forum, (d) that service of any process, summons, notice or document by registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court and further agrees, in the case of any action relating to this Agreement or the transactions contemplated hereby in the Chosen Courts, (e) not to bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Chosen Courts and (f) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any Action to the Chosen Courts and in the event that any Action is pending in the Circuit Court for Baltimore City, Maryland, the Parties shall cooperate in seeking to have the Action assigned to the Business and Technology Case Management Program of the Circuit Court for Baltimore City, Maryland. Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or order of the Chosen Courts as provided by Law. Each Party agrees, (x) to the extent such Party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such Party’s agent for acceptance of legal process, and (y) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (x) or (y) above shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 10.11 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR ACTION WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.13 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including if any of the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement, including the obligation of Buyer to pay, and the right of Seller to receive, the Purchase Price, subject to the terms and conditions of this Agreement), and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, subject to Section 10.13(b), each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise (including the Parties’ obligations to consummate the transactions contemplated hereby and the obligation of any of Buyer to pay, and the right of Seller to receive, the Purchase Price, subject in each case to the terms and conditions of this Agreement), in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties hereby waives (i) any defense in an Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post a security as prerequisite to obtaining equitable relief. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right neither the Seller Parties or the Company, on the one hand, nor any of the Buyer Parties, on the other hand, would have entered into this Agreement. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 10.13 and the payment of damages as contemplated by Section 9.2, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and the transaction contemplated hereby are consummated and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.

(b) Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that prior to the Closing, the Seller Parties shall be entitled to specific performance to cause the Buyer Parties to draw down the full amount of the Equity Funding under the Equity Funding Letter, and to cause the transactions contemplated by this Agreement to be consummated, including to effect the Closing in accordance with Article 2, on the terms and subject to the conditions in this Agreement if (i) all conditions in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being reasonably capable of being satisfied at the Closing, and those conditions in Section 8.1 and Section 8.2 that any of the Buyer Parties’ breach of this Agreement have caused not to be satisfied) have been satisfied or waived, (ii) the Debt Financing (or any Alternate Financing) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Funding is funded at the Closing, (iii) any of the Buyer Parties fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, and (iv) Seller Parent has irrevocably confirmed that, if specific performance is granted and the Equity Funding is funded, then the Closing will occur; provided that, for the avoidance of doubt, (A) under no circumstance shall the Seller Parties be permitted or entitled to receive both a grant of specific performance pursuant to this Section 10.13 and payment of the Buyer Termination Fee and (B) in no event shall the Seller Parties be entitled to, or permitted to seek, specific performance in respect of any Financing Source, and nor shall there be any right of the Seller Parties or any obligation of any of the Buyer Parties to enforce specifically any of its rights under any financing commitment letter or any other agreements relating to the Financing, except in each case in the limited circumstances set forth in this Section 10.13 with respect to the Equity Funding; provided that nothing in this Section 10.13 shall prevent the Seller Parties from concurrently seeking (i) specific performance against the Guarantor under the Guarantee to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein and (ii) payment of the Buyer Termination Fee.

(c) Notwithstanding anything to the contrary contained herein, each Seller Party (on behalf of itself and any of its Affiliates, trustees, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, any Debt Financing or definitive Debt Financing agreements or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, and the Company (on behalf of itself and any of its Affiliates, trustees, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, any Debt Financing or definitive Debt Financing agreements or in respect of any related document or theory of law or equity and agrees to cause any such action or proceeding asserted by such Seller Party (on behalf of itself and any of its Affiliates, trustees, directors, officers, employees, agents and representatives) in connection with this Agreement, any Debt Financing or definitive Debt Financing agreements or in respect of any other document or theory of law or equity against any Debt Financing Source to be dismissed or otherwise terminated, provided that any Debt Financing Sources and any of their respective Representatives shall be intended third-parties beneficiaries with respect to Section 10.9(b), Section 10.11 and Section 10.13(c). In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to any Seller Party or the Company in connection with this Agreement, any Debt Financing or definitive Debt Financing agreements or the transactions contemplated hereby or thereby.

Section 10.14 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

ELME COMMUNITIES

By:	/s/ Paul T. McDermott
Name:	Paul T. McDermott
Title:	President and Chief Executive Officer

WASHREIT OP LLC

By:	/s/ Paul T. McDermott
Name:	Paul T. McDermott
Title:	President

ECHO SUB LLC

By: WashREIT OP LLC, its sole member

By:	/s/ Paul T. McDermott
Name:	Paul T. McDermott
Title:	President

[Signature Page to the Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

CEVF VI CAPITOL HOLDINGS, LLC

By: CEVF VI Co-Invest I Venture, LLC, a Delaware limited liability company, its sole member

By: CEVF VI Co-Investment I Manager, LLC, a Delaware limited liability company, its manager

By: Cortland Enhanced Value Fund VI, L.P., a Delaware limited partnership, its sole member

By: Cortland Enhanced Value Fund VI GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Corey B. May
Name: Corey B. May
Title: Authorized Signatory

CEVF VI CO-INVEST I VENTURE, LLC

By: CEVF VI Co-Investment I Manager, LLC, a Delaware limited liability company, its manager

By: Cortland Enhanced Value Fund VI, L.P., a Delaware limited partnership, its sole member

By: Cortland Enhanced Value Fund VI GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Corey B. May
Name: Corey B. May
Title: Authorized Signatory

[Signature Page to the Purchase and Sale Agreement]

Exhibit A

Excluded Properties

1.	Watergate 600, 600 New Hampshire Ave NW, Washington, DC 20037

2.	The Kenmore, 5415 Connecticut Avenue, Washington, D.C. 20015

3.	3801 Connecticut Avenue, 3801 Connecticut Avenue, Washington, D.C. 20015

4.	Elme Bethesda, 5114 Dudley Lane, Bethesda, MD 20814

5.	Elme Germantown, 2 Observation Court, Germantown, MD 20876

6.	Elme Watkins Mill, 180 Watkins Station Circle, Gaithersburg, MD 20879 (sometimes with the address of 99 Watkins Mill Rd, Gaithersburg, MD 20879)

7.	Elme Conyers, 50 Greenleaf Road, Conyers, GA 30013

8.	Elme Marietta, 1113 Powers Ferry Place, Marietta, GA 30067

9.	Elme Sandy Springs, 501 N. River Parkway, Sandy Springs, GA 30350

10.	Riverside Apartments, 5860 Cameron Run Terrace, Alexandria, VA 22303

11.	All parcels of undeveloped land directly or indirectly owned by Elme Communities, including that certain parcel of land adjacent to the Riverside Apartments

Exhibit B

Form of Assignment and Assumption of Company Interests

[See the attached.]

Exhibit B

Form of Assignment and Assumption

of Company Interests

THIS ASSIGNMENT AND ASSUMPTION OF INTERESTS (this “Assignment”) is made as of the _____ day of _______, 20__ by and between WashREIT OP LLC, a Delaware limited liability company (“Assignor”), and CEVF VI Capitol Holdings, LLC, a Delaware limited liability company (“Assignee”).

Recitals

WHEREAS, Assignor owns 100% of the membership interests (the “Acquired Interests”) in Echo Sub LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to, and subject to, that certain Purchase and Sale Agreement by and among Elme Communities, Assignor, CEVF VI Co-Invest I Venture, LLC, Assignee, and the Company, dated as of August 1, 2025 (the “Purchase Agreement”), Assignor has agreed to sell, and Assignee has agreed to purchase, the Acquired Interests; and

WHEREAS, Assignor desires to assign its right, title and interest in and to the Acquired Interests to Assignee, and Assignee desires to accept the assignment of, and to assume the obligations with respect to, the Acquired Interests from Assignor, subject to the terms and conditions set forth in the Purchase Agreement and in this Assignment.

NOW, THEREFORE, for good and valuable consideration set forth in the Purchase Agreement, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Assignment and Assumption

1. Assignment. Assignor hereby sells assigns, conveys and transfers to Assignee, all of Assignor’s right, title and interest in and to the Acquired Interests.

2. Assumption. Assignee hereby purchases the Acquired Interests and accepts the foregoing assignment, conveyance and transfer and assumes all of Assignor’s duties, obligations, liabilities and commitments with respect to the Acquired Interests arising from and after the date of this Assignment (whether such duties, obligations, liabilities or commitments arise under the relevant organizational documents of the Company or applicable law).

3. Withdrawal and Substitution. Immediately following the assignment described in paragraph 1 of this Assignment, Assignor shall and does hereby withdraw from the Company as a member of the Company, and shall thereupon cease to be a member of the Company, and shall thereupon cease to have or exercise any right or power as a member of the Company. Assignee is hereby admitted to the Company as a substitute member with respect to the Acquired Interests, and Assignee’s execution of this Assignment signifies its agreement to be bound by the terms and conditions of the organizational documents of the Company.

4. Continuation of the Company. The assignment of the Acquired Interests, the withdrawal of Assignor as a member of the Company and the admission of Assignee as a substitute member of the Company shall not dissolve the Company and the business of the Company shall continue.

5. Successors and Assigns. The terms and conditions of this Assignment shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns in accordance with the Purchase Agreement.

6. Governing Law. This Assignment shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

7. Execution in Counterparts. This Assignment may be executed by one or more of the parties hereto on any number of separate counterparts and by portable document format (.pdf) or electronically using DocuSign, AdobeSign, or other digital signature or facsimile signature, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8. The Purchase Agreement. This Assignment is intended to evidence the consummation of the transactions contemplated by the Purchase Agreement and is subject to the terms and conditions set forth in the Purchase Agreement. This Assignment is made without representation or warranty, except as provided in and by the Purchase Agreement. Nothing contained in this Assignment shall be construed to supersede, limit or qualify any provision of the Purchase Agreement. To the extent there is a conflict between the terms and provisions of this Assignment and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern.

9. Incorporation of Agreement. This Assignment is subject to the provisions of the Purchase Agreement that expressly survive the Closing thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

WashREIT OP LLC

By:
Name:
Title:

ASSIGNEE:

CEVF VI Capitol Holdings, LLC

By: CEVF VI Co-Invest I Venture, LLC, a
Delaware limited liability company,
its sole member

By: CEVF VI Co-Investment I Manager, LLC, a
Delaware limited liability company,
its manager

By: Cortland Enhanced Value Fund VI, L.P., a
Delaware limited partnership,
its sole member

By: Cortland Enhanced Value Fund VI GP,
LLC, a Delaware limited liability company,
its general partner

By:
Name:
Title:

[Signature Page to the Assignment and Assumption of Company Interests]

Exhibit C-1

Form of Title Affidavit

[See the attached.]

Exhibit C-1

Form of Title Affidavit

State of _____________	)
	)	to wit:
County of ___________	)

The undersigned, being duly sworn according to law, deposes and says:

1.

_____________________, the individual executing this Affidavit on behalf of Owner, is the ____________________ of _____________________ (“Parent”), which is the direct or indirect holder of the equity interests in each of the entities listed on Exhibit A attached hereto (each, an “Owner”), and each Owner is the owner of all that certain property (each, a “Property”) described in the Chicago Title Insurance Company’s Commitment for Title Insurance listed next to such Owner’s name on Exhibit A (each, a “Commitment”).

2.

To Parent’s knowledge a complete list of all tenants and lessees of any portion of each Property is set forth on Exhibit B attached hereto and made a part hereof. Each of the parties disclosed on the attached Exhibit B occupies the applicable Property or has a right to such occupancy either as a tenant from month to month without lease or, except as set forth in the applicable Commitment, pursuant to the terms of an unrecorded lease and that none of said leases contains an Option to Purchase or a Right of First Refusal.

3.

No proceeding in bankruptcy has ever been instituted by or against any Owner (and if a partnership, against the general partner(s) thereof), nor has any Owner ever made an assignment for the benefit of creditors.

4.	To Parent’s knowledge, except as may be set forth in the applicable Commitment there is no State or Federal Judgment or any Federal Lien which now constitutes a lien upon any Property.

5.	To Parent’s knowledge, there are no easements or claims of easement affecting title to any Property.

6.

To Parent’s knowledge, there are no unpaid charges for taxes, water and/or sewer services, or other utility charges, or unpaid special assessments for items such as improvements for sidewalks, curbs, gutters, sewers, storm water assessments, etc., with respect to any Property other than those not yet due or payable or not shown as existing liens in the public records.

7.

There are no unpaid bills or claim for labor or services performed or materials furnished or delivered during (i) with respect to the Property located in the District of Columbia, the last one hundred eighty (180) days, (ii) with respect to any Property located in Virginia, one hundred twenty-three (123) days, and (iii) with respect to any Property located in Georgia, ninety-five (95) days, for alterations, repair, work, or new construction on any Property, except as set forth on Exhibit C attached hereto and made a part hereof.

8.

With respect the Property located in the District of Columbia, the Owner of that Property has not made any improvements to the premises that have been financed, in whole or in part, through DC PACE or similar programs pursuant to Chapter 17R – Energy Efficiency Financing (Sections 8-1778.01 through 8-1778.48) of the DC Code, except: [if none, state “NONE”]

9.

Except as set forth in the Commitment, no Owner has executed any instruments or taken any actions which encumber the title to its respective Property or any portion thereof which remain unrecorded as of the date hereof. The foregoing notwithstanding, it is hereby covenanted and agreed and expressly made part of this agreement that the liability of the Parent hereunder, as to this paragraph 9, shall cease and terminate at such time as the Company shall have completed all of its various title searches

---covering each Property, which title searches shall be performed promptly following the date of this Affidavit; provided, however, that 1) no rights, interests, liens, claims, encumbrances, or defects in title, or any rights existing by reason of or in consequence thereof, or growing out thereof, in each case to the extent same are caused or created by the applicable Owner on or prior to the date hereof, are disclosed by the said various title searches and examination; 2) there is then pending no suit, action, or proceeding either direct or collateral, to assert, establish, or enforce the said mentioned rights, interests, liens, claims, encumbrances, or defects in title, or any rights existing or arising by reason of or in consequence thereof or growing out thereof; and 3) that no judgment, order or decree rendered in any such proceeding remains unsatisfied. In addition, Parent shall have no liability pursuant to this paragraph 9 unless the applicable Commitment is dated no more than five (5) business days prior to the date of this Affidavit, the Company shall have completed all of its various title searches covering each Property promptly following the date of this Affidavit, and the Company shall have notified Parent of the existence of any of the matters described in the foregoing clauses 1) through 3) above within thirty (30) days following the date of this Affidavit.

10.

To Parent’s knowledge there are no present material violations on any Property of any enforceable covenants, conditions or restrictions set forth in the Commitment and no Owner has received a written notice of a claim that the same presently exist.

11.

No portion of any Property is used in such a way is to be subject to the Perishable Agricultural Commodities Act of 1930, as amended, 7 USC 499a et seq., the Packers and Stockyard Act of 1921, as amended, 7 USC 181 et seq., or any similar state laws (restaurant, café, grocery, butcher shop or like uses), except for any such use that is being conducted by third party tenants and NOT the applicable Owner.

12.	This affidavit is given to induce the Company to issue its policy or policies of title insurance with full knowledge that it will be relying upon the accuracy of same.

Parent hereby requests that the Company issue its Policy of Title Insurance upon each Property without the General Exception set out in Schedule B-2, shown in each Commitment. Parent does hereby agree to indemnify and hold the Company harmless of and from all loss, cost, damage and expense, including reasonable attorneys’ fees, which the Company shall sustain or become liable for under its policies now to be issued on account of the statements made herein being untrue in any material respect, including but not limited to matters that may be recorded between the effective date of the Commitment and the date of this Affidavit to the extent such matters are caused or created by the applicable Owner.

The statements set forth in this Affidavit are made as of the date of this Affidavit and Parent makes no such statements with respect to any period after the date of this Affidavit. No third party shall have any right to rely upon or be a third party beneficiary with respect to the subject matter of this Affidavit. No direct or indirect stockholder, officer, director, partner, agent, affiliate or employee of Parent (including, but not limited to the individual signing below on behalf of Parent) shall have any personal liability in connection with this Affidavit.

____________________________________, a________________________________

By:
Name:
Title:

Subscribed and sworn to before me this ______________ day of ____________________________________, 20_____.

Notary Public

My Commission Expires:____________________________________

2

Exhibit C-2

Form of Non-Imputation Affidavit

[See the attached.]

Exhibit C-2

Form of Non-Imputation Affidavit

State of _______________________)
) ss.
County of _______________________)

Affidavit and Indemnity

The undersigned, being first duly sworn, on oath, deposes and says the following:

1.	The undersigned is ____________________________[title or capacity] of Elme Communities (“Seller”).

2.	To the current, actual knowledge of the undersigned,

a.

there are presently no material defects in or liens, encumbrances or other claims against the title to the property described in the Commitment for Title Insurance No. _______, having an Effective Date of ______________ (the “Commitment”), issued by [insert the name of the company insuring] (hereinafter referred to as the “Company”) other than as disclosed in the Commitment, other than the following: (If none, state “None”); and

b.

Other than as disclosed in the Commitment, there are presently no inchoate rights which may ripen into any defect, lien, encumbrance or claim against the title to said property, other than the following: (If none, state “None”)

3.

The undersigned makes these statements after having questioned all of the other officers, and employees, if any, of Seller who have had any substantial contact with any transaction of negotiation involving the property described in said Commitment.

4.

The undersigned makes these statements for the purpose of inducing the Company to issue the endorsement attached hereto as Exhibit A to one or more of the owner’s issued pursuant to the said Commitment for Title Insurance.

5.

No third party shall have any right to rely upon or be a third party beneficiary with respect to the subject matter of this Affidavit and Indemnity. No direct or indirect stockholder, officer, director, partner, agent, affiliate or employee of the Seller (including, but not limited to the individual signing below on behalf of Seller) shall have any personal liability in connection with this Affidavit and Indemnity.

Dated: ______________________________

[Name of Affiant]

The following indemnity is given to the Company as a further inducement to it to issue the said endorsement, as aforesaid.

The undersigned hereby indemnifies the Company against any loss which the Company may suffer by virtue of any valid claim made under the said endorsement based on the existence of any material defect in or lien, encumbrance, right or claim against or with respect to the title to the aforesaid property which was not disclosed in the above affidavit or in the Commitment which should have been so disclosed in order to make all statements in the affidavit true and correct in all material respects. The undersigned understands such losses may include court costs and reasonable attorney’s fees expended by the Company in defending the title or interest of the insured against such lien, encumbrance, right or claim.

The undersigned further agrees to pay all court costs and reasonable attorney’s fees which the Company may expend in enforcing the terms of this indemnity agreement.

Notwithstanding the foregoing, the Seller shall have no further liability under this Affidavit and Indemnity from and after the date that is two (2) years after the date hereof, except as to any claims of which the Company shall have notified the Seller prior to the expiration of such two (2) year period.

Dated: ______________________________

Elme Communities

By: _________________________________
Name:
Title:

[Standard form jurat.]

Exhibit C-3

Form of TOPA Affidavit

[See the attached.]

Exhibit C-3

Form of TOPA Affidavit

County of _____________________

State of _______________________

THIS AFFIANT, whose address is c/o __________________, being duly cautioned and sworn, deposes and says that not individually but as authorized agent of _______________:

1.	Affiant is _________ of _________________.

2.

Affiant is the ________ of _______________, which entity is the owner of the premises located at 443 New York Avenue, N.W. Washington, D.C. (the “Property”), in connection with the sale of the Property.

3.

Attached hereto as Exhibit A is that certain Purchase and Sale Agreement dated August 1, 2025 (the “Agreement”) entered into by and among WashREIT OP LLC (“Seller”), Elme Communities (“Seller Parent”) and Echo Sub LLC (the “Company”), and CEVF VI Capitol Holding LLC (“Buyer”) and CEVF VI Co-Invest I Venture LLC (“Buyer Parent”), pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to buy from Seller, 100% of the ownership interests in the Property (together with 100% of the ownership interests in 18 other multifamily properties located outside of the District of Columbia), all upon the terms and conditions set forth in the Agreement.

4.

Attached hereto as Exhibit B are the notices to tenants of the Property (“Notices of Transfer”) delivered by Seller to the tenants of the Property as required by Section 42-3402.02(d) of the District of Columbia Code. Evidence of delivery of Notices of Transfer is also included in Exhibit B.

5.	The undersigned has not received a Notice of Intent to File Petition pursuant to Section 42-3402-02(d)(5)(A) of the District of Columbia Code.

6.	The Affiant personally supervised the delivery of the Notices of Transfer.

I HEREBY SOLEMNLY AFFIRM UNDER THE PENALTIES OF PERJURY AND UPON PERSONAL KNOWLEDGE THAT THE CONTENTS OF THIS AFFIDAVIT ARE TRUE.

Affiant further states that it is familiar with the nature of an oath; and with the penalties as provided by the laws of the District of Columbia for falsely swearing to statements made in an instrument of this nature. Affiant further certifies that he/she has read and understands the full facts of this Affidavit. [Affiant does hereby agree to indemnify and hold the Company harmless of and from any and all loss, cost, damage, and expense of every kind, including attorneys’ fees, which said Company shall or may suffer or incur or become liable for under its said policy or policies directly or indirectly, due to its reliance on the accuracy of the foregoing statements or in connection with its enforcement of its rights under this Affidavit.]1 This Affidavit is given by Affiant as authorized representative of ____________ and not individually.

[1]

Bracketed language to be deleted upon provision to the title company of copies of Notices of Transfer to the tenants of the Property and evidence of mailing to the tenants of the Property as required by Section 42-3402.02(d) of the District of Columbia Code.

SIGNATURE BLOCK/S

______________________

______________________

SUBSCRIBED AND SWORN TO BEFORE ME, a Notary Public for the aforesaid jurisdiction, by _____________, this _______ day of _________________, 20__.

My Commission Expires:______________

__________________________(SEAL)

EXHIBIT A

PURCHASE AND SALE AGREEMENT

EXHIBIT B

NOTICES OF TRANSFER